Exhibit 4.13

EXECUTION VERSION

AMENDED AND RESTATED
CO-LENDER AGREEMENT

Dated as of March 15, 2019

by and between

WELLS FARGO BANK, NATIONAL ASSOCIATION
(Note A-1 Holder)

WELLS FARGO BANK, NATIONAL ASSOCIATION
(Note A-2 Holder)

WELLS FARGO BANK, NATIONAL ASSOCIATION
(Note A-3 Holder)

COLUMN FINANCIAL, INC.
(Note A-4 Holder)

WELLS FARGO BANK, NATIONAL ASSOCIATION
(Note A-5 Holder)

and

KSL CAPITAL PARTNERS CO TRUST II
(Note B-1 Holder)

Great Wolf Lodge
Garden Grove, California

Table of Contents

Page

1. Definitions; Conflicts	2
2. Administration of the Mortgage Loan Generally	21
3. Subordination of Note B; Payments Prior to a Triggering Event of Default	24
4. Payments Following a Triggering Event of Default	26
5. Workout	28
6. Collection Accounts; Payment Procedure	29
7. Advances	30
8. Limitation on Liability	32
9. Purchase of Note A; Cure by Note B Holder	33
10. Additional Understanding	35
11. Representations of the Note A Holders	36
12. Representations of the Note B Holder	37
13. Independent Analyses of the Note B Holder	38
14. No Creation of a Partnership or Exclusive Purchase Right	38
15. Not a Security	38
16. Transfer of Notes	38
17. Pledge of Note B	40
18. Other Business Activities of the Note A Holders and Note B Holder	42
19. Exercise of Remedies by the Servicer	42
20. Certain Powers of the Controlling Holder	45
21. No Pledge or Loan	54
22. Governing Law; Waiver of Jury Trial	54
23. Modifications, Waiver in Writing	54
24. Successors and Assigns; Third Party Beneficiaries	55
25. Counterparts	55
26. Captions	56
27. Severability	56
28. Entire Agreement	56
29. Notices	56
30. Custody of Mortgage Loan Documents	57
31. Termination	58

- ii -

32. Statement of Intent	58
33. Withholding Taxes	59
34. Effect of this Agreement	60

EXHIBIT A — MORTGAGE LOAN SCHEDULE
EXHIBIT B — PERMITTED FUND MANAGERS
EXHIBIT C — NOTICE, ACCOUNT INFORMATION

THIS AMENDED AND RESTATED CO-LENDER AGREEMENT (this “Agreement”), dated as of March 15, 2019, by and between WELLS FARGO BANK, NATIONAL ASSOCIATION, having an address c/o Wells Fargo Commercial Mortgage Servicing, 401 S. Tryon Street, 8th Floor, Charlotte, North Carolina 28202 (together with its successors and assigns in interest, in its capacity as owner of Note A-1 (as defined below), the “Note A-1 Holder”), WELLS FARGO BANK, NATIONAL ASSOCIATION, having an address c/o Wells Fargo Commercial Mortgage Servicing, 401 S. Tryon Street, 8th Floor, Charlotte, North Carolina 28202 (together with its successors and assigns in interest, in its capacity as owner of Note A-1 (as defined below), the “Note A-2 Holder”), WELLS FARGO BANK, NATIONAL ASSOCIATION, having an address c/o Wells Fargo Commercial Mortgage Servicing, 401 S. Tryon Street, 8th Floor, Charlotte, North Carolina 28202, (together with its successors and assigns in interest, in its capacity as owner of Note A-3 (as defined below), the “Note A-3 Holder”), COLUMN FINANCIAL, INC., having an address at Eleven Madison Avenue, New York, New York 10010, (together with its successors and assigns in interest, in its capacity as owner of Note A-4 (as defined below), the Note A-4 Holder”), WELLS FARGO BANK, NATIONAL ASSOCIATION, having an address c/o Wells Fargo Commercial Mortgage Servicing, 401 S. Tryon Street, 8th Floor, Charlotte, North Carolina 28202 (together with its successors and assigns in interest, in its capacity as owner of Note A-5 (as defined below), the “Note A-5 Holder”; and, together with the Note A-1 Holder, the Note A-2 Holder, the Note A-3 Holder, the Note A-4 Holder, each a “Note A Holder” and collectively, the “Note A Holders”), and KSL CAPITAL PARTNERS CO TRUST II, having an address c/o KSL Capital Partners, LLC, 100 St. Paul Street, Suite 800, Denver, Colorado 80206 ((together with its successors and assigns in interest, in its capacity as owner of Note B (as defined below), the “Note B Holder”; and, together with Note A Holders, the “Holders”), amends and restated that Co-Lender Agreement dated as of March 11, 2019 (the “Original Agreement”), by Wells Fargo Bank, National Association.

W I T N E S S E T H:

WHEREAS, Wells Fargo Bank, National Association (“WFB”) made a certain mortgage loan in the original principal amount of $170,000,000.00 (the “Mortgage Loan”) to GWGG, LLC, a Delaware limited liability company (together with its successors and assigns, the “Mortgage Loan Borrower”) pursuant to that certain Loan Agreement dated as of March 11, 2019 (the “Loan Agreement”) which Loan was (a) initially evidenced by (i) that certain Promissory Note A-1 made by Mortgage Loan Borrower to WFB, dated March 11, 2019, in the original principal amount of $100,000,000 (“Original Note A-1”), (ii) that certain Promissory Note A-2 made by Mortgage Loan Borrower to WFB, dated March 11, 2019, in the original principal amount of $50,000,000 (“Original Note A-2”) and (ii) that certain Promissory Note B-1 made by Mortgage Loan Borrower to WFB, dated March 11, 2019, in the original principal amount of $20,000,000 (as from time to time amended, restated, supplemented, renewed, extended or otherwise modified from time to time, “Note B”) and (b) secured by, among other things, that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of March 11, 2019, made by Mortgage Loan Borrower for the benefit of WFB (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Mortgage”), as more particularly described in the attached Mortgage Loan Schedule attached as Exhibit A hereto and made a part hereof (the “Mortgage Loan Schedule”), encumbering the real property at the location set forth in the Mortgage Loan Schedule (the “Mortgaged Property”); and

WHEREAS, WFB sold Note B to the Note B Holder pursuant to that Assignment and Assumption Agreement dated March 12, 2019;

WHEREAS, WFB entered into that Note Splitter and Amendment to Loan Agreement dated as of March 13, 2019, by and between the Mortgage Loan Borrower and WFB, pursuant to which (i) Original Note A-1 was superseded and replaced with Replacement Promissory Note A-1 dated March 13, 2019, in the original principal amount of $30,000,000 (as amended, restated, supplemented, renewed, extended or otherwise modified from time to time, “Note A-1”), Replacement Promissory Note A-2 dated March 13, 2019, in the original principal amount of $25,000,000 (as amended, restated, supplemented, renewed, extended or otherwise modified from time to time, “Note A-2”), Replacement Promissory Note A-3 dated March 13, 2019, in the original principal amount of $25,000,000 (as amended, restated, supplemented, renewed, extended or otherwise modified from time to time, “Note A-3”) and Replacement Promissory Note A-5 dated March 13, 2019, in the original principal amount of $20,000,000 (as amended, restated, supplemented, renewed, extended or otherwise modified from time to time, “Note A-5”) and (ii) Original Note A-2 was superseded and replaced with Replacement Promissory Note A-4 dated March 13, 2019, in the original principal amount of $50,000,000 (as amended, restated, supplemented, renewed, extended or otherwise modified from time to time, “Note A-4”; and, together with Note A-1, Note A-2, Note A-3, Note A-5 and Note B, each a “Note” and, collectively, the “Notes”);

WHEREAS, WFB sold Note A-4 to the Note A-4 Holder pursuant to that Assignment and Assumption Agreement dated as of March 15, 2019, between WFB and the Note A-4 Holder; and

WHEREAS, the parties hereto desire to enter into this Agreement to set forth their understanding with respect to the relative priority of the Notes and amend and restate the Original Agreement and certain other matters, all as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto mutually agree as follows:

1.                  Definitions; Conflicts. References to a “Section” or the “recitals” are, unless otherwise specified, to a Section or the recitals of this Agreement. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Servicing Agreement. To the extent of any inconsistency between terms defined in this Agreement and the Servicing Agreement, this Agreement shall control. Whenever used in this Agreement, the following terms shall have the respective meanings set forth below unless the context clearly requires otherwise.

“Additional Servicing Compensation” shall mean any servicing compensation that a Servicer is entitled to retain under the Servicing Agreement, other than Master Servicing Fees, Special Servicing Fees, Workout Fees and Liquidation Fees.

“Advance” shall mean P&I Advance or Servicing Advance.

“Advance Rate” shall mean a rate per annum equal to the Prime Rate with respect to an Advance.

“Affiliate” shall mean with respect to any specified Person, (a) any other Person controlling or controlled by or under common control with such specified Person (each a “Common Control Party”), (b) any other Person owning, directly or indirectly, ten percent (10%) or more of the beneficial interests in such Person or (c) any other Person in which such Person or a Common Control Party owns, directly or indirectly, ten percent (10%) or more of the beneficial interests. For the purposes of this definition, “control” when used with respect to any specified Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, relation to individuals or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” shall mean this Co-Lender Agreement, the exhibits and schedules hereto and all amendments hereof and supplements hereto.

“Appraisal” shall mean the most recent appraisal of the Mortgaged Property or update thereof prepared by an Independent MAI appraiser with at least five (5) years’ experience in properties of like kind and in the same area, prepared in accordance with 12 C.F.R. 225.64.

“Appraisal Reduction Amount” shall mean (1) prior to a Securitization shall mean (i) as of the date of calculation, an amount equal to the excess, if any, of (a)(i) the Mortgage Loan Principal Balance as of such date of determination, (ii) all accrued and unpaid interest on (x) Note A at a per annum rate equal to the Interest Rate and (y) the Note B at a per annum rate equal to the Interest Rate, (iii) all unreimbursed Advances, together with interest thereon at the Advance Rate and (iv) without duplication of Advances, all currently due and unpaid real estate taxes, ground rents, if applicable, and assessments and insurance premiums (less any amounts held in escrow for such items) and all other amounts (not including any default interest, late payment charges, yield maintenance or prepayment charges, liquidated damage amounts, exit fees or other similar fees or charges) currently due and unpaid with respect to the Mortgage Loan, over (b) an amount equal to the sum of (x) ninety percent (90%) of the appraised value of the Mortgaged Property as determined by an Appraisal obtained by Note B Holder or the Servicer (the cost of which shall be advanced by such Servicer as an Advance) minus the dollar amount of any liens on the Mortgaged Property that are prior to the lien of the Mortgage (without duplication; e.g., excluding liens securing unreimbursed Advances under clause (a)(iii) above or securing real estate taxes, ground rents, or other amounts included in clause (a)(iv) above), plus (y) all escrows, letters of credit and reserves in respect of such Mortgage Loan as of the date of calculation and all insurance and condemnation proceeds that constitute collateral for the Mortgage Loan, and (2) after a Securitization shall have the meaning assigned to such term of comparable meaning in the Lead Securitization Servicing Agreement. Appraisal Reduction Amounts shall be allocated to reduce, first, the Note B Principal Balance until reduced to zero, and then, the Note A Principal Balance (on a pro rata and pari passu basis), in that order, for the purpose of determining the identity of the Controlling Holder, subject to the terms hereof.

“Certificate Administrator” shall mean the certificate administrator, if any, under the Lead Securitization Servicing Agreement and any successor appointed as provided thereunder.

“Certificate Administrator Fee” shall, if applicable, have the meaning assigned to such term or comparable meaning term in the Lead Securitization Servicing Agreement.

“Certificates” shall mean any securities (including all classes thereof) representing beneficial ownership interests in any Note A or in a pool of mortgage loans including any Note A issued in connection with a Securitization of any Note A.

“Closing Date” shall mean March 11, 2019.

“Code” shall mean the Internal Revenue Code of 1986, as amended, by applicable temporary or final regulations of the U.S. Department of Treasury issued thereunder.

“Collection Account” shall mean, the “collection account” or similar account established pursuant to Section 7 hereof or under the Servicing Agreement, if applicable, for the purpose of servicing the Mortgage Loan, including, with respect to amounts payable to the Note B Holder, the “A/B whole loan custodial account” or similar account (which may be a sub-account of the “collection account”).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise. “Controlled by,” “controlling” and “under common control with” shall have the respective correlative meaning thereto.

“Control Appraisal Event” shall exist, if and for so long as:

(a)       (1) the Note B Principal Balance as set forth in the Mortgage Loan Schedule together with any Threshold Event Collateral, minus (2) the sum of (i) any payments of principal (whether as scheduled amortization, Prepayments or otherwise) allocated to, and received on, Note B, (ii) any Appraisal Reduction Amounts allocated to Note B and (iii) any Realized Principal Losses (without duplication of any Appraisal Reduction Amounts), is less than

(b)       25% of an amount equal to (i) the Note B Principal Balance as set forth in the Mortgage Loan Schedule, minus (ii) any payments of principal (whether as scheduled amortization, Prepayments or otherwise) allocated to and received on Note B.

“Controlling Class” shall, if applicable, have the meaning assigned to such term or comparable meaning term in the Servicing Agreement.

“Controlling Holder” shall have the meaning assigned to such term in Section 20(d) of this Agreement.

“Costs” shall mean all out-of-pocket costs, fees, expenses, Advances, interest, payments, losses, liabilities, judgments and/or causes of action reasonably suffered or incurred or reasonably paid by a Holder (or the Servicer, any Trust Advisor, any Trustee or any Trust, if applicable) pursuant to or in connection with the enforcement and administration of the Mortgage Loan, the Mortgage Loan Documents (not including any Master Servicing Fees or

Special Servicing Fees, if applicable), the Mortgaged Property, this Agreement or otherwise in connection with the enforcement and administration of the Mortgage Loan, including, without limitation, reasonable attorneys’ fees and disbursements, taxes, assessments, insurance premiums and other protective advances as more particularly provided in the Mortgage Loan Documents, except for those resulting from the negligence or willful misconduct of such Holder (or the Servicer, any Trustee, any Trust Advisor, if applicable, or any applicable service provider); provided, however, that “Costs” shall exclude (i) the costs and expenses relating to the origination of the Mortgage Loan or the closing of the securitization of any Note A, (ii) the fees of any applicable Trustee, Trust Advisor or Certificate Administrator or any paying agent under the Servicing Agreement, if applicable, (iii) the day-to-day customary and usual, ordinary costs of servicing and administration of the Mortgage Loan, and (iv) any expenses described in Section 2(c).

“Custodian” shall have the meaning assigned to such term in Section 30 of this Agreement.

“DBRS” shall have the meaning set forth in the definition of “Rating Agencies”.

“Defaulted Mortgage Loan” shall mean the Mortgage Loan, in the event that any of the following shall have occurred; (a) any monetary Event of Default is continuing, (b) the Mortgage Loan has been accelerated or any other right or remedy under the Mortgage Loan is exercised at law, in equity or otherwise with respect to the Mortgage Loan Borrower or the Mortgaged Property in respect of a material continuing default thereunder, (c) the outstanding principal balance of the Mortgage Loan is not paid at maturity, (d) the commencement, whether voluntary or involuntary, of any case, proceeding or other action by or against the Mortgage Loan Borrower relating to bankruptcy, insolvency, reorganization or relief from debtors, or (e) the Mortgage Loan shall have become a Specially Serviced Mortgage Loan (and the Mortgage Loan is either in default or a default with respect thereto is reasonably foreseeable).

“Defaulted Mortgage Loan Purchase Price” shall mean the sum of the following, without duplication: (i) the Note A Principal Balance (as of the date of purchase), (ii) accrued and unpaid interest on the Note A Principal Balance at the Note A Interest Rate, up to (but excluding) the date of purchase and, to the extent that Note A has been Securitized, if such date of purchase is not a Payment Date, up to the Payment Date next succeeding the date of purchase, provided payment is made in good funds by 3:00 p.m. New York local time, (iii) any unreimbursed Note A Holder Advances and interest thereon at the Advance Rate, (iv) any accrued and unpaid Master Servicing Fees and Special Servicing Fees, including any Workout Fees or Liquidation Fees (but excluding any such Workout Fees or Liquidation Fees if Note A is purchased within 90 days of Note B Holder’s receipt of the applicable Purchase Option Notice), if applicable, and (v) any unreimbursed Costs incurred by any Note A Holder. In determining the Defaulted Mortgage Loan Purchase Price, amounts payable by the Mortgage Loan Borrower as a Prepayment Premium, default interest, Penalty Charges, exit fees and other similar fees and the value of such amounts shall not be included, unless the Person exercising the purchase option is the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party. Notwithstanding anything herein to the contrary, if the purchaser is purchasing from the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party, the Defaulted Mortgage Loan Purchase Price shall not include the amounts described under clauses (iii), (iv) or (v) of this definition.

“Directing Holder” shall mean the Person appointed by the Controlling Holder pursuant to Section 20(g) of this Agreement.

“Eligibility Requirements” shall mean, with respect to any Person, that such Person (A) (i) either has total assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $200,000,000 (in each case including unpledged (other than pledges securing subscription lines of credit, provided that only the amount by which such unfunded Capital commitments exceed the then outstanding principal obligations under such subscription lines of credit will be counted), uncalled irrevocable capital commitments that are unconditionally available to be called by such Person as cash capital contributions to such Person subject only to customary conditions such as minimum advance notice), or (ii) has a market capitalization of at least $400,000,000 and (B) is regularly engaged in the business of making or owning (or, in the case of a pension advisory firm, asset manager, registered investment advisor or manager or similar fiduciary, regularly engaged in managing investments in) commercial real estate loans (or interests therein) (which may include participation interests in commercial real estate loans and mezzanine loans to direct or indirect owners of commercial properties, which loans are secured by pledges of direct or indirect ownership interests in the owners of such commercial properties), originating preferred equity investments in direct or indirect owners of commercial properties, or owning or operating commercial real estate properties (or interests therein).

“Event of Default” shall mean an “Event of Default” as defined in the Loan Agreement.

“Extension Fees” shall mean extension fees payable by the Mortgage Loan Borrower pursuant to an extension option exercisable by the Mortgage Loan Borrower pursuant to the terms of the Mortgage Loan Documents.

“Final Recovery Determination” shall mean a determination with respect to the Mortgage Loan while it is a Defaulted Mortgage Loan or REO Property, by the Servicer, in its good faith discretion, consistent with the Servicing Standard, that all insurance proceeds, condemnation proceeds, Liquidation Proceeds, proceeds from REO Property, and other payments or recoveries that the Servicer expects to be finally recoverable on the Mortgage Loan, without regard to any obligation of any Holder, Servicer or Trustee, as the case may be, to make payments from its own funds, have been recovered.

“First Securitization” shall mean the earliest Securitization to occur.

“Fitch” shall have the meaning set forth in the definition of “Rating Agencies”.

“Holder” shall mean the respective holder of a Note under this Agreement.

“Initial Holders” has the meaning provided in the first paragraph of this Agreement.

“KBRA” shall have the meaning set forth in the definition of “Rating Agencies”.

“KSL” shall mean KSL Capital Partners Co Trust II, a Maryland business trust.

“Lead Securitization” shall mean, if the First Securitization is the Note A-1 Securitization, such Securitization; provided that, if any other Securitization occurs prior to the Note A-1 Securitization, then the First Securitization shall be the Lead Securitization until such time as the Note A-1 Securitization occurs.

“Lead Securitization Note” shall mean the Note included in the Lead Securitization.

“Lead Securitization Note Holder” shall mean the holder of the Lead Securitization Note.

“Lead Securitization Note Holder Representative” shall mean the “Directing Certificateholder” or equivalent Person under the Lead Securitization Servicing Agreement.

“Lead Securitization Servicing Agreement” shall mean, as of any date of determination, the pooling and servicing agreement or other comparable agreement that governs the Securitization that is then the Lead Securitization, which shall be substantially in the form of the Model PSA and shall be a pooling and servicing agreement customary and usually used in the servicing practices of servicers of commercial mortgage loans intended to be securitized; provided it is acknowledged that such agreement is subject in all respects to changes (i) required by the Code relating to the tax elections of the related Securitization Trust, (ii) required by law or changes in any law, rule or regulation, (iii) requested by the Rating Agencies or any purchaser of subordinate certificates or (iv) such other changes as the holder of Note A deems advisable to conform to recent market pooling and servicing agreements for commercial mortgage securitizations; provided that no term that is defined in this Agreement by cross-reference to the Lead Securitization Servicing Agreement shall deviate from the Model PSA in a manner that is adverse to the Note B Holder to more than a de minimis extent without the prior written consent of the Note B Holder, such consent not to be unreasonably withheld, conditioned or delayed and (y) on and after the date on which the Mortgage Loan is no longer subject to the provisions of the agreement described in clause (x), the Lead Securitization Servicing Agreement shall be determined in accordance with the Section 2(c);

“Liquidation Fee” shall, if applicable, have the meaning assigned to such term or comparable meaning term in the Servicing Agreement.

“Liquidation Proceeds” shall, if applicable, have the meaning assigned to such term or comparable meaning term in the Servicing Agreement.

“Loan Agreement” shall have the meaning assigned to such term in the recitals.

“Major Decisions” shall have the meaning assigned to such term in Section 20(a); provided that during the continuance of a Control Appraisal Event, “Major Decisions” shall have the meaning assigned to such term in the Lead Securitization Servicing Agreement.

“Majority Note B Holder” shall have the meaning assigned to such term in Section 20(d) hereof.

“Master Servicer” shall mean the master servicer (or single servicer) under the Servicing Agreement and any successor appointed as provided thereunder.

“Master Servicer Remittance Date” shall mean (i) with respect to Note A shall have the meaning assigned to such term or comparable term in the Securitization Servicing Agreement, and (ii) with respect to Note B, the third Business Day after the applicable Payment Date; provided, that if any delinquent payments are received by the Master Servicer after the related Payment Date, the Master Servicer Remittance Date with shall mean the third Business Day after the date of receipt.

“Master Servicing Fee” shall have the meaning assigned to such term or comparable meaning term in the Servicing Agreement.

“Maturity Date” shall have the meaning assigned to such term in Exhibit A.

“Model PSA” shall mean the pooling and servicing agreement dated as of May 1, 2018, among Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator, Wilmington Trust, National Association, as trustee, and Pentalpha Surveillance LLC, as operating advisor and asset representations reviewer with respect to the WFCM 2018-C44 securitization.

“Moody’s” shall have the meaning set forth in the definition of “Rating Agencies”.

“Morningstar” shall have the meaning set forth in the definition of “Rating Agencies”.

“Mortgage” shall have the meaning assigned to such term in the recitals.

“Mortgage Interest Rate” shall mean, with respect to the Mortgage Loan and each Note, the applicable Mortgage Interest Rate set forth in the Mortgage Loan Schedule.

“Mortgage Loan” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan Borrower” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan Borrower Related Party” shall mean the Mortgage Loan Borrower, any Guarantor (as such term is defined in the Loan Agreement), any replacement guarantor required under the Loan Agreement or any of their respective Affiliates.

“Mortgage Loan Default Rate” shall have the meaning assigned to such term in the Mortgage Loan Schedule.

“Mortgage Loan Documents” shall mean the Mortgage, the Notes, the Loan Agreement and all other documents evidencing or securing the Mortgage Loan.

“Mortgage Loan Principal Balance” shall mean, at any date of determination, the principal balance of the Notes evidencing the Mortgage Loan.

“Mortgage Loan Schedule” shall mean the schedule in the form attached hereto as Exhibit A, which schedule sets forth certain information regarding the Mortgage Loan.

“Mortgaged Property” shall have the meaning assigned to such term in the recitals.

“Non-Controlling Holder” shall have the meaning assigned to such term in Section 20(d) hereof

“Non-Exempt Person” shall mean any Person other than a Person who is either (i) a U.S. Person or (ii) has on file with the Servicer for the relevant year such duly-executed form(s) or statement(s) which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (A) any income tax treaty between the United States and the country of residence of such Person, (B) the Code or (C) any applicable rules or regulations in effect under clauses (A) or (B) above, permit the Servicer to make such payments free of any obligation to withhold taxes; provided, that duly executed form(s) provided to the Servicer pursuant to Section 33(c) hereof shall be sufficient to evidence that such providing Holder is not a Non-Exempt Person or liability for withholding.

“Non-Lead Securitization” shall mean any Securitization of a Note in a Securitization Trust other than the Securitization that is then the Lead Securitization.

“Non-Lead Note” shall mean any Note other than the Lead Securitization Note.

“Non-Lead Note Holder” shall mean each holder of a Non-Lead Note.

“Nonrecoverable Advance” shall mean, (i) with respect to any Advances made by a Servicer or the Trustee under the Lead Securitization Servicing Agreement, “Nonrecoverable Advance” as defined in the Lead Securitization Servicing Agreement, and (ii) with respect to any P&I Advance made by a party to any other Securitization Servicing Agreement, “Nonrecoverable Advance” or any analogous term as defined in such other Securitization Servicing Agreement.

“Nonrecoverable Servicing Advance” shall mean any Servicing Advance that is a Nonrecoverable Advance.

“Note A” shall mean individually and/or collectively as the context may require, Note A-1, Note A-2, Note A-3, Note A-4 and Note A-5.

“Note A Controlling Holder” shall mean individually and/or collectively as the context may require, the Note A-1 Controlling Holder, the Note A-2 Controlling Holder, the Note A-3 Controlling Holder, the Note A-4 Controlling Holder and the Note A-5 Controlling Holder.

“Note A Default Interest Rate” shall mean Note A Default Interest Rate set forth in the Mortgage Loan Schedule.

“Note A Holder” shall have the meaning assigned to such term in the introductory paragraph hereof.

“Note A Holder Advance” shall mean any Advance by any Note A Holder or any Servicer or Trustee under this Agreement or the Servicing Agreement with respect to a Note A, the Mortgage Loan or the Mortgaged Property.

“Note A Interest Rate” shall mean the Note A Interest Rate set forth in the Mortgage Loan Schedule.

“Note A Net Interest Rate” shall mean the Note A Interest Rate minus the Servicing Fee Rate.

“Note A Percentage Interest” shall mean individually or collectively, as the context may require, the Note A-1 Percentage Interest, the A-2 Percentage Interest, the A-3 Percentage Interest, the A-4 Percentage Interest and/or the Note A-5 Percentage Interest.

“Note A Principal Balance” shall mean individually or collectively, as the context may require, the Note A-1 Principal Balance, the Note A-2 Principal Balance, the Note A-3 Principal Balance, the Note A-4 Principal Balance and/or the Note A-5 Principal Balance.

“Note A-1” shall have the meaning assigned to such term in the recitals.

“Note A-1 Controlling Holder” shall mean the Holder of greater than fifty percent (50%) of the interests in Note A-1.

“Note A-1 Holder” shall mean the Note A-1 Holder named in the recitals or any subsequent holder of Note A-1.

“Note A-1 Percentage Interest” shall mean, as of any date, the ratio of the Note A-1 Principal Balance to the Mortgage Loan Principal Balance.

“Note A-1 Principal Balance” shall mean, at any time of determination, the Note A-1 Principal Balance as set forth in the Mortgage Loan Schedule, less (i) any payments of principal (including the principal portion of any cure payment made by the Note B Holder pursuant to Section 9(b) hereof) thereon received by the Note A-1 Holder with respect to Note A-1 and (ii) any reductions in such amount pursuant to Section 5.

“Note A-1 PSA” shall mean the pooling and servicing agreement or other comparable agreement entered into in connection with the Securitization of Note A-1.

“Note A-1 Securitization” shall mean the first sale by the Note A-1 Holder of all or a portion of Note A-1 to a depositor who will in turn include such portion of Note A-1 as part of a Securitization.

“Note A-2” shall have the meaning assigned to such term in the recitals.

“Note A-2 Controlling Holder” shall mean the Holder of greater than fifty percent (50%) of the interests in Note A-2.

“Note A-2 Holder” shall mean the Note A-2 Holder named in the recitals or any subsequent holder of Note A-2.

“Note A-2 Percentage Interest” shall mean, as of any date, the ratio of the Note A-2 Principal Balance to the Mortgage Loan Principal Balance.

“Note A-2 Principal Balance” shall mean, at any time of determination, the Note A-2 Principal Balance as set forth in the Mortgage Loan Schedule, less (i) any payments of principal (including the principal portion of any cure payment made by the Note B Holder pursuant to Section 9(b) hereof) thereon received by the Note A-2 Holder with respect to Note A-2 and (ii) any reductions in such amount pursuant to Section 5.

“Note A-3” shall have the meaning assigned to such term in the recitals.

“Note A-3 Controlling Holder” shall mean the Holder of greater than fifty percent (50%) of the interests in Note A-3.

“Note A-3 Holder” shall mean the Note A-3 Holder named in the recitals or any subsequent holder of Note A-3.

“Note A-3 Percentage Interest” shall mean, as of any date, the ratio of the Note A-3 Principal Balance to the Mortgage Loan Principal Balance.

“Note A-3 Principal Balance” shall mean, at any time of determination, the Note A-3 Principal Balance as set forth in the Mortgage Loan Schedule, less (i) any payments of principal (including the principal portion of any cure payment made by the Note B Holder pursuant to Section 9(b) hereof) thereon received by the Note A-3 Holder with respect to Note A-3 and (ii) any reductions in such amount pursuant to Section 5.

“Note A-4” shall have the meaning assigned to such term in the recitals.

“Note A-4 Controlling Holder” shall mean the Holder of greater than fifty percent (50%) of the interests in Note A-4.

“Note A-4 Holder” shall mean the Note A-4 Holder named in the recitals or any subsequent holder of Note A-4.

“Note A-4 Percentage Interest” shall mean, as of any date, the ratio of the Note A-4 Principal Balance to the Mortgage Loan Principal Balance.

“Note A-4 Principal Balance” shall mean, at any time of determination, the Note A-4 Principal Balance as set forth in the Mortgage Loan Schedule, less (i) any payments of principal (including the principal portion of any cure payment made by the Note B Holder pursuant to Section 9(b) hereof) thereon received by the Note A-4 Holder with respect to Note A-4 and (ii) any reductions in such amount pursuant to Section 5.

“Note A-5” shall have the meaning assigned to such term in the recitals.

“Note A-5 Controlling Holder” shall mean the Holder of greater than fifty percent (50%) of the interests in Note A-5.

“Note A-5 Holder” shall mean the Note A-5 Holder named in the recitals or any subsequent holder of Note A-5.

“Note A-5 Percentage Interest” shall mean, as of any date, the ratio of the Note A-5 Principal Balance to the Mortgage Loan Principal Balance.

“Note A-5 Principal Balance” shall mean, at any time of determination, the Note A-5 Principal Balance as set forth in the Mortgage Loan Schedule, less (i) any payments of principal (including the principal portion of any cure payment made by the Note B Holder pursuant to Section 9(b) hereof) thereon received by the Note A-5 Holder with respect to Note A-5 and (ii) any reductions in such amount pursuant to Section 5.

“Note B” shall have the meaning assigned to such term in the recitals.

“Note B Default Interest Rate” shall mean the Note B Default Interest Rate set forth in the Mortgage Loan Schedule.

“Note B Holder” shall have the meaning assigned to such term in the introductory paragraph hereof.

“Note B Holder Cure Event” shall have the meaning assigned to such term in Section 9(b) hereof.

“Note B Holder Cure Right” shall have the meaning assigned to such term in Section 9(b) hereof.

“Note B Holder Purchase Notice” shall have the meaning assigned to such term in Section 9(a) hereof.

“Note B Interest Rate” shall mean the Note B Interest Rate set forth in the Mortgage Loan Schedule, corresponding to the Mortgage Interest Rate in effect from time to time with respect to Note B.

“Note B Net Interest Rate” shall mean the Note B Interest Rate minus the Servicing Fee Rate.

“Note B Percentage Interest” shall mean, as of any date, the ratio of the Note B Principal Balance to the Mortgage Loan Principal Balance.

“Note B Principal Balance” shall mean at any time of determination, the Note B Principal Balance as set forth in the Mortgage Loan Schedule, less any payments of principal thereon received by the Note B Holder and any reductions in such amount pursuant to Section 5 hereof.

“Notes” shall have the meaning assigned to such term in the recitals.

“Original Note A-1” shall have the meaning assigned to such term in the recitals.

“Original Note A-2” shall have the meaning assigned to such term in the recitals.

“P&I Advance” shall mean an advance made by a party to any Securitization Servicing Agreement in respect of a delinquent monthly debt service payment on the Note securitized pursuant to such Securitization Servicing Agreement.

“Par Purchase Price” shall mean a cash price equal to the aggregate of: (a) the outstanding principal balance of the Mortgage Loan as of the date of purchase, (b) all accrued and unpaid interest on the Mortgage Loan to, but not including, the due date immediately following the date of purchase (exclusive, however, of any portion of such accrued but unpaid interest that represents default interest), (c) all related unreimbursed servicing Advances, and (d) all accrued and unpaid interest, if any, in respect of related Advances at the Advance Rate.

“Payment Date” shall have the meaning assigned to such term in the Loan Agreement.

“Penalty Charges” shall mean any amounts actually collected on the Mortgage Loan from the Mortgage Loan Borrower that represent late payment charges, other than a Prepayment Premium or default interest.

“Percentage Interest” shall mean, with respect to (1) the Note A-1 Holder, the Note A-1 Percentage Interest, (2) the Note A-2 Holder, the Note A-2 Percentage Interest, (3) the Note A-3 Holder, the Note A-3 Percentage Interest, (4) the Note A-4 Holder, the Note A-4 Percentage Interest, (5) the Note A-5 Holder, the Note A-5 Percentage Interest and (6) the Note B Holder, the Note B Percentage Interest.

“Permitted Fund Manager” shall mean any Person that on the date of determination is (i)(a) one of the entities listed on Exhibit B attached hereto and made a part hereof, or the successor-in-interest thereto or a Person Controlling, Controlled by or under Common Control with, any such entity, or any other nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate or (b) an entity that is otherwise a Qualified Institutional Lender under clauses (a), (b), (c) or (d) of the definition thereof, (ii) investing through a fund with committed capital of at least $250,000,000 and (iii) not subject to a proceeding or other action, whether voluntary or involuntary, of any case arising under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors.

“Person” shall mean any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, association, joint stock company, bank, trust, estate unincorporated organization, any federal, state, county or municipal government (or any agency or political subdivision thereof) endowment fund or any other form of entity.

“Pledge” shall have the meaning assigned to such term in Section 17 hereof.

“Pledgee” shall have the meaning assigned to such term in Section 17 hereof.

“Prepayment” shall mean any payment of principal made by the Mortgage Loan Borrower with respect to the Mortgage Loan which is received in advance of its scheduled

Maturity Date, whether made by reason of a casualty or condemnation, due to the acceleration of the maturity of such Mortgage Loan or otherwise.

“Prepayment Premium” shall mean any prepayment premium, yield maintenance premium or similar fee required to be paid in connection with a Prepayment of the Mortgage Loan.

“Prime Rate” means the highest prime rate (or base rate) reported in the Money Rates column or section of The Wall Street Journal (Eastern Edition) published from time to time, as the rate in effect for corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank).

“Proceeding” shall mean the commencement, whether voluntary or involuntary, of any case, proceeding or other action by or against a Person under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors.

“Prohibited Person” means any Person:

(i)       listed in the annex to, or who is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(ii)       that is owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)       with whom a Person is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(iv)       who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v)       that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or at any replacement website or other replacement official publication of such list; or

(vi)       who is an Affiliate of a Person listed in clauses (i) through (v) above.

“Purchase Option Notice” shall have the meaning assigned to such term in Section 9(a) hereof.

“Purchase Right Cut-Off Date” shall mean the earliest date to occur of (1) the cure of the event or circumstance resulting in the Mortgage Loan being a Defaulted Mortgage Loan, (2) the consummation of a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Mortgaged Property, except that if the Servicer intends to accept a deed in lieu of foreclosure, it shall notify the Note B Holder, and the Note B Holder shall have the option, within ten (10) Business Days from the date of receipt of notice to such effect, to deliver a Note B Holder Purchase Notice to the Note A Holders and, provided that such notice has been delivered within such time period, to consummate the purchase option within twenty (20) Business Days after such Note B Holder Purchase Notice is so delivered (which period shall be extended for an additional thirty (30) days if the Note B Holder delivers a cash deposit in an amount equal to ten percent (10%) of the Defaulted Mortgage Loan Purchase Price within such twenty (20) Business Day period, and (3) the modification of the Mortgage Loan Documents effected in accordance herewith and with the terms of the Servicing Agreement (and subject to the approval rights of the Directing Holder set forth herein and therein).

“Qualified Conduit Lender” shall mean a commercial paper conduit program (a “Conduit”) as to which the following conditions are satisfied:

(a)       the terms of the loan (a “Conduit Inventory Loan”) made by the Conduit to the Note B Holder require the Conduit to maintain a third party (“Conduit Credit Enhancer”) to provide credit enhancement;

(b)       the Conduit Credit Enhancer is a Qualified Institutional Lender;

(c)       the Note B Holder pledges its interest in Note B to the Conduit as collateral for the Conduit Inventory Loan; and

(d)       the Conduit Credit Enhancer and the Conduit agree that, if the Note B Holder defaults under the Conduit Inventory Loan, or if the Conduit is unable to refinance its outstanding commercial paper even if there is no default by the Note B Holder, the Conduit Credit Enhancer will purchase the Conduit Inventory Loan from the Conduit, and the Conduit will assign the pledge of the applicable Note B Holder’s interest in Note B to the Conduit Credit Enhancer; and unless the Conduit is in fact then a Qualified Institutional Lender, the Conduit will not, without obtaining the written consent of each Note A Holder, have any greater right to acquire the interests in Note B pledged by the Note B Holder, by foreclosure or otherwise, than would any other purchaser that is not a Qualified Institutional Lender at a foreclosure sale conducted by a Pledgee.

“Qualified Institutional Lender” shall mean (i) the WFB or a Common Control Party of the WFB, (ii) a Qualified Transferee or (iii) KSL or a Common Control Party of KSL.

“Qualified Servicer” shall mean any nationally recognized commercial mortgage loan servicer that: (i) is rated at least “CMS3” (in the case of a master servicer) or “CSS3” (in the case of a special servicer), by Fitch; (ii) appears on the S&P Select List as a U.S. Commercial Mortgage Master Servicer, in the case of a master servicer, and the S&P Select List as a U.S. Commercial Mortgage Special Servicer, in the case of a special servicer; (iii) acts as the master servicer or special servicer, as applicable, in at least one commercial mortgage loan securitization transaction rated by Moody’s within the twelve (12)-month period prior to the date of determination and Moody’s has not cited servicing concerns of the applicable servicer as a factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination; (iv) in the case of a special servicer, has a special servicer ranking of at least “MOR CS3” by Morningstar (if ranked by

Morningstar) or (b) if not ranked by Morningstar, is currently acting as a special servicer on a deal or transaction-level basis for all or a significant portion of the related mortgage loans in other CMBS transactions rated by any of S&P, Moody’s, Morningstar, Fitch, DBRS or KBRA and the trustee does not have actual knowledge that Morningstar has, and the replacement special servicer certifies that Morningstar has not, with respect to any such other CMBS transaction, qualified, downgraded or withdrawn its rating or ratings on one or more classes of such CMBS transaction citing servicing concerns of the applicable replacement as the sole or material factor in such rating action; (v) in the case of a special servicer, KBRA has not cited servicing concerns of such special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by such special servicer prior to the time of determination; and (vi) in the case of a special servicer, within the twelve (12) month period prior to the date of determination, such special servicer has acted as special servicer for one or more loans included in a commercial mortgage loan securitization that was rated by DBRS, and DBRS has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage loans as a material reason for such downgrade or withdrawal (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal). For avoidance of doubt, the foregoing ratings requirements shall be disregarded for each Rating Agency that does not rate the Certificates.

“Qualified Transferee” shall mean one or more of the following:

(A)       a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (A) satisfies the Eligibility Requirements;

(B)       an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such Person referred to in this clause (B) satisfies the Eligibility Requirements;

(C)       an institution substantially similar to any of the foregoing entities described in clause (A) or (B) that satisfies the Eligibility Requirements;

(D)       any entity Controlled by, Controlling or under common Control with any of the entities described in clause (A), (B) or (C) above;

(E)       an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager acts as general partner, managing member or fund manager and at least fifty percent (50%) of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more of the entities that are otherwise Qualified Transferees under clause (A), (B), (C) or (D) of this definition; and

(F)       a Qualified Trustee in connection with a securitization of a Note or any interest therein (a “Securitization Vehicle”), provided that (1) one or more classes of securities issued by such Securitization Vehicle is initially rated at least investment grade by each of the Rating Agencies that assigned a rating to one or more classes of securities issued in connection with a Securitization (it being understood that with respect to any Rating Agency that assigned such a rating to the securities issued by such Securitization Vehicle, a Rating Agency Confirmation will not be required in connection with a transfer of such Note or any interest therein to such Securitization Vehicle); (2)  the special servicer of such Securitization Vehicle is a Qualified Servicer or is otherwise acceptable to the Rating Agencies rating each Securitization (such entity, an “Approved Servicer”) and such Approved Servicer is required to service and administer such Note or any interest therein in accordance with servicing arrangements for the assets held by the Securitization Vehicle which require that such Approved Servicer act in accordance with a servicing standard notwithstanding any contrary direction or instruction from any other Person.

Notwithstanding the foregoing, no Person shall be deemed to be a Qualified Transferee if (i) such Person is the subject of any Proceeding; (ii) such Person or any Affiliate of such Person is a Prohibited Person; or (iii) such Person is a Mortgage Loan Borrower Related Party.

“Qualified Trustee” shall mean (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of each of the Rating Agencies.

“Rating Agencies” shall mean, collectively (as applicable), S&P Global Ratings (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), Fitch, Inc. (“Fitch”), Kroll Bond Rating Agency, Inc. (“KBRA”), and Morningstar, Inc. (“Morningstar”), DBRS, Inc. (“DBRS”), and any other nationally recognized statistical rating agency reasonably engaged by any Note Holder to rate the securities issued in connection with the Securitization of the related Note; provided, however, that, at any time during which one or more of the Notes is an asset of one or more Securitizations, “Rating Agencies” or “Rating Agency” shall mean only those rating agencies that are engaged by the related depositor (or its Affiliate) from time to time to rate the securities issued in connection with the Securitizations of the related Notes.

“Rating Agency Confirmation” shall mean (1) at any time that Note A is an asset of a Securitization, a written affirmation (which may be in electronic form) from each of the Rating Agencies then rating such Securitization that the credit rating of the Certificates assigned by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event and (2)  at any time that Note A is not included in a Securitization, the consent of the Note A Holder, which consent shall not be unreasonably withheld, conditioned or delayed. For the purposes of this Agreement, if any Rating Agency shall, in writing (which may be by e-mail), waive, decline or refuse to review or otherwise engage any request for Rating Agency Confirmation hereunder, such waiver, declination, or refusal shall be deemed to eliminate, for such request only, the condition that a Rating Agency Confirmation by such Rating Agency (only) be obtained for purposes of this Agreement. For purposes of clarity, any such waiver, declination or refusal to review or otherwise engage in any request for a Rating Agency Confirmation hereunder shall not be deemed a waiver, declination or refusal to review or otherwise engage in any subsequent request for a Rating Agency Confirmation hereunder and the condition for Rating Agency Confirmation pursuant to this Agreement for any subsequent request shall apply regardless of any previous waiver, declination or refusal to review or otherwise engage in such prior request..

“Realized Principal Loss” shall mean any reduction in the Mortgage Loan Principal Balance that does not result in an accompanying payment of principal to any of the Holders, which may result from, but is not limited to, one of the following circumstances: (i) the cancellation or forgiveness of any portion of the Mortgage Loan Principal Balance in connection with a bankruptcy or similar proceeding or a modification or amendment of the Mortgage Loan pursuant to the terms hereof or granted by the Servicer pursuant to the terms of the Servicing Agreement; or (ii) a reduction in the mortgage interest rate in connection with a bankruptcy or similar proceeding involving the related Mortgage Loan Borrower or a modification or amendment of the Mortgage Loan pursuant to the terms hereof or agreed to by the Servicer in accordance with the terms of the Servicing Agreement, that as a result of the application of Section 5, results in the application of principal to pay interest to one or more Holders (each such Realized Principal Loss described in this clause (ii) shall be deemed to have been incurred on the Payment Date for each affected Scheduled Payment).

“Redirection Notice” shall have the meaning assigned to such term in Section 17 hereof.

“REMIC” shall mean a “real estate mortgage investment conduit” as defined in section 860D of the Code.

“REO Property” shall, if applicable, have the meaning assigned to such term or comparable meaning term in the Servicing Agreement.

“Scheduled Payment” shall mean the monthly debt service payment of scheduled principal and/or interest (but excluding default interest) due and payable in accordance with the terms of the Mortgage Loan Documents.

“Securitization” shall mean the sale by a Note A Holder of its Note to a depositor who will in turn include such Note as part of a securitization of one or more mortgage loans, as the context requires.

“Securitization Date” shall mean the effective date on which the First Securitization is consummated.

“Securitization Servicing Agreement” shall mean the Lead Securitization Servicing Agreement or any Non-Lead Securitization Servicing Agreement.

“Securitization Trust” shall mean a trust formed pursuant to a Securitization pursuant to which any Note A or any portion thereof is held.

“Servicer” shall mean (i) the Master Servicer with respect to a non-Specially Serviced Mortgage Loan and any Special Servicer with respect to a Specially Serviced Mortgage Loan, or (ii) with respect to a specific function, right or obligation as to which the Servicing Agreement designates the Master Servicer or any Special Servicer, the party so designated, as applicable, pursuant to the Servicing Agreement.

“Servicing Advance” shall have the meaning assigned to such term in the Lead Securitization Servicing Agreement.

“Servicing Agreement” shall mean, with respect to the Mortgage Loan (i) prior to the Securitization Date, any agreement pursuant to which the Mortgage Loan or any REO Property is to be serviced and administered in accordance with Section 2(b) hereof, (ii) from and after the Securitization Date, the Lead Securitization Servicing Agreement and (iii) after the Securitization Date, if Note A is no longer an asset of the Trust, the subsequent servicing agreement entered into pursuant to Section 2(c) hereof.

“Servicing Fee Rate” shall, if applicable, have the meaning assigned to such term or comparable meaning term in the Servicing Agreement, being the rate per annum which, when applied to the Mortgage Loan Principal Balance (which may be a different rate with respect to each of the Notes), will determine the Master Servicing Fee.

“Servicing Standard” shall mean the higher of (a) the same care, skill, prudence and diligence with which Note A Holder services and administers similar mortgage loans for other third party portfolios, giving due consideration to customary and usual standards of practice of prudent institutional commercial lenders servicing their own loans and (b) the same care, skill, prudence and diligence which Note A Holder utilizes for loans which Note A Holder owns for its own account, in each case, acting in accordance with applicable law, the terms of this Agreement, the Mortgage Loan Documents and the Mortgage Loan’s insurance policies and with a view to the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loan but, in each case, without regard to:

i.                        any relationship that Note A Holder or any Affiliate of Note A Holder may have with the Borrower or any Affiliates of the Borrower;

ii.                        the ownership of any interest in the Loan by Note A Holder or any Affiliate of Note A Holder;

iii.                        the ownership of any junior indebtedness with respect to the Mortgaged Property by Note A Holder or any Affiliate of Note A Holder;

iv.                        Note A Holder’s obligation to make Advances as specified herein;

v.                        Note A Holder’s right to receive compensation for its services hereunder or with respect to any particular transaction;

vi.                        the ownership, or servicing or management for others, by Note A Holder or any sub-servicer, of any other mortgage loans or properties; or

vii.                        any repurchase or indemnity obligation on the part of Note A Holder in its capacity as a mortgage loan seller;

provided, however, that, subject to Section 2, from and after the occurrence of a Securitization Date, “Servicing Standard” shall have the same meaning as the analogous definition set forth in any applicable Securitization Servicing Agreement, which definition (a) shall be substantially similar in all material respects with the definition set forth herein, consistent with similar definitions in other pooling and servicing agreements, trust and servicing agreements or similar agreements and (b) shall provide, among other things, that the Master Servicer and any applicable Special Servicer shall service the Mortgage Loan for the benefit of Note A Holder and Note B Holder as a collective whole (it being understood that the interest of the Note B Holder is a junior interest, subject to the terms and conditions of this Agreement), as provided in this Agreement. “Note A Holder” solely as used in this definition shall also refer to any servicer acting as servicer or administrator of the Mortgage Loan.

“Servicing Transfer Event” shall mean an event under the Servicing Agreement, whereby the servicing of the Mortgage Loan is required to be transferred to any applicable Special Servicer from the Master Servicer.

“Special Servicer” shall mean (a) prior to the Securitization Date, or if neither Note A nor any interest therein nor any successor REO Property or interest therein constitutes an asset of any Trust, or any applicable Securitization Servicing Agreement by its terms otherwise ceases to control, terminates or otherwise ceases to provide for the servicing of the Mortgage Loan, the special servicer of the Mortgage Loan appointed pursuant to Section 2(c) hereof; and (b) if and for so long as the Mortgage Loan is serviced and administered in accordance with the Lead Securitization Servicing Agreement, any special servicer of the Mortgage Loan appointed under and as defined in the terms of such Lead Securitization Servicing Agreement or any successor special servicer appointed as provided thereunder.

“Special Servicing Fee” shall, if applicable, have the meaning assigned to such term or comparable meaning term in the Servicing Agreement.

“Specially Serviced Mortgage Loan” shall mean the Mortgage Loan during the period it is serviced by any applicable Special Servicer following a Servicing Transfer Event.

“Sub-Servicer” shall, if applicable, have the meaning assigned to such term or comparable meaning term in the Servicing Agreement.

“Subordinate Class Representative” shall, if applicable, have the meaning assigned to such term or comparable meaning term in the Servicing Agreement.

“Taxes” shall mean any income or other taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any jurisdiction or by any department, agency, state or other political subdivision thereof or therein.

“Threshold Event Collateral” shall have the meaning assigned to such term in Section 20(c) hereof.

“Threshold Event Cure” shall have the meaning assigned to such term in Section 20(c) hereof.

“Transfer” shall mean any assignment, pledge, conveyance, sale, transfer, mortgage, encumbrance, grant of a security interest, issuance of a participation interest, or other disposition, either directly or indirectly, by operation of law or otherwise.

“Triggering Event of Default” shall mean (i) any Event of Default with respect to an obligation of the Mortgage Loan Borrower to pay money due under the Mortgage Loan or (ii) any non-monetary Event of Default as to which the Mortgage Loan becomes a Specially Serviced Mortgage Loan (which, for clarification, shall not include any imminent Event of Default).

“Trust Advisor” shall, if applicable, mean the “trust advisor” or “operating advisor” under the Lead Securitization Servicing Agreement and any successor appointed as provided thereunder.

“Trust Advisor Fee” shall, if applicable, have the meaning assigned to such term or comparable meaning term in the Lead Securitization Servicing Agreement.

“Trust” shall, if applicable, have the meaning assigned to such term or comparable meaning term in the Lead Securitization Servicing Agreement.

“Trustee” shall mean, for so long as Note A is included in a Securitization, the bank or trust company appointed as provided in the Lead Securitization Servicing Agreement.

“Trustee Fee” shall, if applicable, have the meaning assigned to such term or comparable meaning term in the Lead Securitization Servicing Agreement.

“U.S. Person” shall mean a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) created or organized in or under the law of the United States, any state thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Person have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, a trust in existence on August 20, 1996 which is eligible to elect to be treated as a U.S. Person).

“Workout Fee” shall, if applicable, have the meaning assigned to such term or comparable meaning term in the Servicing Agreement.

“WFB” has the meaning assigned to such term in the recitals.

2.                  Administration of the Mortgage Loan Generally.

(a)                From and after the date hereof, administration of the Mortgage Loan shall be governed by this Agreement and the Servicing Agreement, which Servicing Agreement shall not be amended or modified in any manner materially adverse to the holder of Note B without the Note B Holder’s prior written consent. The Note A Holder shall have the right to appoint any Master Servicer in accordance with the terms hereof and the Servicing Agreement. The Controlling Holder shall have the right from and after the date of this Agreement to appoint any Special Servicer with respect to the Mortgage Loan in accordance with the terms of this Agreement and the Servicing Agreement. Each Holder hereby appoints the Master Servicer, the Special Servicer and the Trustee in the Lead Securitization as such Holder’s attorney-in-fact to sign any documents reasonably required with respect to the administration and servicing of the Mortgage Loan on its behalf under the Lead Securitization Servicing Agreement (subject at all times to the rights of such Holder set forth herein and in the Lead Securitization Servicing Agreement). The Controlling Holder hereby approves of Midland Loan Services, a Division of PNC Bank, National Association, as the initial Special Servicer of the First Securitization and Rialto Capital Advisors, LLC as the initial Special Servicer of the Note A-1 Securitization.

(b)               Subject to the terms and provisions of this Agreement, the right of the Note B Holder to receive payments of interest, principal and other amounts with respect to Note B shall at all times be junior, subject and subordinate to Note A and the right of the Note A Holder to receive payments of interest, principal and other amounts with respect to Note A.

(c)                Prior to the Securitization Date, the Note A-1 Holder shall cause the Mortgage Loan to be serviced in the interim until the Securitization by a Qualified Servicer in accordance with the Servicing Standard. The Note A-1 Holder, on behalf of itself and the other Holders, has appointed WFB as the initial Servicer hereunder pursuant to that certain Servicing Acknowledgement Agreement, dated as of the Closing Date, between Servicer and WFB (as holder of Original Note A-1 and Original Note A-2), and acknowledged and agreed to by Note B Holder and the initial Custodian, and Servicer has agreed to service the Mortgage Loan in accordance with the terms of this Agreement and the Servicing Standard. In addition, prior to the Securitization Date, the Note B Holder may, at its option, require the Note A Holders to enter into, or cause a commercial mortgage loan servicing institution reasonably acceptable to the Note B Holder to enter into, an interim servicing agreement reasonably acceptable to the Note B Holder and the Note A Holders to govern the servicing and/or special servicing of the Mortgage Loan (which interim servicing agreement shall be superseded by the Lead Securitization Servicing Agreement and shall terminate with respect to the Mortgage Loan upon the occurrence of the First Securitization). At any time after the First Securitization that the Mortgage Loan is no longer subject to the provisions of the Lead Securitization Servicing Agreement, the Note A-1 Holder shall cause the Mortgage Loan to be serviced pursuant to a servicing agreement agreed upon by the Note A Holders and the Note B Holder, which contains servicing provisions substantially similar to those of such Securitization Servicing Agreement, and all references herein to the “Servicing Agreement” shall mean such subsequent Servicing Agreement; provided, however, that until a replacement Servicing Agreement has been entered into, the Note A-1 Holder shall cause the Mortgage Loan to be serviced pursuant to the provisions of such Securitization Servicing Agreement as if such agreement were still in full force and effect with respect to the Mortgage Loan; provided, further, that until a replacement Servicing Agreement is in place, the actual servicing of the Mortgage Loan may be performed by any Qualified Servicer appointed by the Note A-1 Holder and does not have to be performed by the servicers set forth under such Securitization Servicing Agreement. Consent of any Holder to any replacement Servicing Agreement proposed by the Note A-1 Holder shall not be unreasonably withheld, conditioned or delayed to the extent such Servicing Agreement is substantially similar to any applicable Securitization Servicing Agreement. Notwithstanding anything to the contrary contained herein (including Sections 5 and 20(a) hereof), in accordance with the Servicing Agreement, the Servicer shall be required to service and administer the Mortgage Loan in accordance with the Servicing Standard as set forth in such Servicing Agreement, taking into account the interests of the Note A Holders and the Note B Holder (to the extent such Note B Holder is not a Mortgage Loan Borrower Related Party), with a view to maximizing the realization for all such Holders as a collective whole (it being understood that the interest of the Note B Holder is a junior interest, subject to the terms and conditions of this Agreement), and any Note A Holder and Note B Holder that is not a Mortgage Loan Borrower Related Party shall be deemed a third party beneficiary of such provisions of such Servicing Agreement. In furtherance of the foregoing, in the event of a “Servicing Transfer Event” or comparable term (as defined in any Securitization Servicing Agreement) with respect to the Mortgage Loan, any Holder that is not a Mortgage Loan Borrower Related Party shall be entitled to receive “Asset Status Reports” or comparable term (as defined in the applicable Servicing Agreement) from any applicable Special Servicer. In addition, for so long as no Control Appraisal Event is continuing and the Note A is included in a Securitization, the Note B Holder shall be entitled to exercise all rights otherwise afforded to the Subordinate Class Representative or similar Person pursuant to any applicable Securitization Servicing Agreement with respect to the Mortgage Loan.

(d)               The Holders acknowledge (x) that the Servicer is to comply with this Agreement and the Mortgage Loan Documents in the servicing of the Mortgage Loan and (y) that the rights of the holder of the Mortgage Loan, and consequently those of the Holders, are subject to the terms and provisions of the Mortgage Loan Documents and the laws applicable to the Mortgage Loan. The Holders further acknowledge that, following the Securitization Date, this Agreement shall constitute an “Intercreditor Agreement” or comparable term as defined under such applicable Securitization Servicing Agreement.

(e)                The Servicers shall be entitled to the Master Servicing Fee, the Special Servicing Fee, the Liquidation Fee and the Workout Fee, in each case at the times and in the amounts set forth in the Servicing Agreement. For any period during which the provisions of Section 4 apply, any Special Servicing Fees, Workout Fees or Liquidation Fees shall be paid from funds available for distribution prior to the distribution of funds to the Holders in accordance with Section 4 (it being agreed that a Workout Fee and a Liquidation Fee shall not be payable with respect to the same payment or with respect to the same period of time, or otherwise simultaneously or duplicatively). No Workout Fee shall be payable with respect to the Mortgage Loan if it becomes a “Corrected Mortgage Loan” or comparable meaning term if and to the extent that (i) the Mortgage Loan became a Specially Serviced Mortgage Loan (as defined in the applicable Securitization Servicing Agreement) due to an imminent material payment default, (ii) no Event of Default actually occurs relating to the matter for which the Mortgage Loan was designated a “Specially Serviced Mortgage Loan” and (iii) the Mortgage Loan is not modified by any Special Servicer. The Certificate Administrator and the Trust Advisor shall be entitled to receive the Certificate Administrator Fee and the Trust Advisor Fee, respectively, in each case at the times and in the amounts set forth in the Servicing Agreement. The Holders acknowledge that pursuant to the Servicing Agreement, a Servicer may be entitled to receive Additional Servicing Compensation. To the extent any such Additional Servicing Compensation is actually received by a Servicer in accordance with the Servicing Agreement, such Servicer shall be entitled to retain the same. Notwithstanding anything in this Agreement to the contrary, in no event, shall any amounts relating to Additional Servicing Compensation, the Certificate Administrator Fee or the Trust Advisor Fee or any similar fee that is payable under the Servicing Agreement (other than the Servicing Fee, the Special Servicing Fee and any Workout Fees or Liquidation Fees) be deducted from any distributions to any Holder pursuant to Section 3 or Section 4, as applicable, unless otherwise indicated.

(f)                The parties hereto acknowledge that each Note A or interests in each Note A may be included as an asset of a REMIC (notice of which, in the case of any Holder’s interest, shall be given by such Holder to the other Holder within three (3) Business Days of the “startup day,” within the meaning of Section 860G(a)(9) of the Code, of the related REMIC), and any provision of this Agreement to the contrary notwithstanding, for so long as any interest in Note A remains an asset of a REMIC: (i) the Mortgage Loan shall be administered such that it shall qualify at all times as (or as interests in) a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, (ii) any real property (and related personal property) acquired by or on behalf of the Note A Holder pursuant to a foreclosure, exercise of a power of sale or delivery of a deed in lieu of foreclosure of the Mortgage or otherwise or lien on such property following a default on the Mortgage Loan shall be administered so that the interest of each Holder therein shall at all times qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code, and (iii) no Holder may modify, waive or amend any provision of the Mortgage Loan, consent to or withhold consent from any action of the Mortgage Loan Borrower, or exercise or refrain from exercising any powers or rights which the Holders may have under the Mortgage Loan Documents, if any such action would constitute a “significant modification” of the Mortgage Loan, within the meaning of Treasury Regulation Section 1.860G-2(b), more than three (3) months after the earliest startup day of the REMIC which includes Note A (or any portion thereof) or would otherwise cause the REMIC to fail to qualify as a REMIC. The Holders agree that the provisions of this paragraph shall be effected by compliance by the Note A Holder or its assignee with this Agreement, the Servicing Agreement or any other servicing agreement that governs the administration of the Mortgage Loan or the Holders’ interest therein. All costs and expenses of compliance with this Section 2(f), to the extent that such costs and expenses relate to administration of a REMIC or to any determination respecting the amount, payment or avoidance of any tax under the REMIC Provisions or the actual payment of any REMIC tax or expense, shall be borne only by the Holder of the Note that is (or Holders of the Notes that are) included in the REMIC.

(g)               To the extent any Note A Holder or Note B Holder shall have any consent, approval or waiver rights or the right to direct or to take any particular action hereunder (including, without limitation, those purchase and cure rights set forth in Section 9 hereof), any such rights shall be exercised by the Note A-1 Controlling Holder on behalf of the Note A-1 Holder, the Note A-2 Controlling Holder on behalf of the Note A-2 Holder, Note A-3 Controlling Holder on behalf of the Note A-3 Holder, Note A-4 Controlling Holder on behalf of the Note A-4 Holder, Note A-5 Controlling Holder on behalf of the Note A-5 Holder, or the Majority Note B Holder on behalf of the Note B Holder, as applicable.

3.                  Subordination of Note B; Payments Prior to a Triggering Event of Default. The right of the Note B Holder to receive payments of principal, interest and other amounts in respect of Note B shall at all times be junior, subject and subordinate to Note A and the right of the Note

A Holders to receive payments of principal, interest and other amounts in respect of Note A. Subject to the application of Section 5, if no Triggering Event of Default shall have occurred and be continuing (provided that for purposes of determining whether a Triggering Event of Default has occurred under this Section 3, a monetary Event of Default shall not be considered a Triggering Event of Default if such default is being cured by the Note B Holder pursuant to and in accordance with Section 9(b) (provided that the cure period has not expired and the Note B Holder is permitted to cure under the terms of Section 9(b)), then all amounts tendered by the Mortgage Loan Borrower or otherwise available for payment on the Mortgage Loan (including, without limitation, payments received in connection with any guaranty or indemnity agreement), whether received in the form of Scheduled Payments, Prepayments, balloon payments, Liquidation Proceeds, Penalty Charges, cure payments, proceeds under title, hazard or other insurance policies or awards or settlements in respect of condemnation proceedings or similar exercise of the power of eminent domain (other than any amounts for required reserves or escrows required by the Mortgage Loan Documents and proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the Mortgage Loan Borrower in accordance with the Servicing Standard or the Mortgage Loan Documents) shall be distributed by the Master Servicer and applied in the following order of priority, subject to any deduction, reimbursement, recovery or other payment required or permitted under this Agreement with respect to the Mortgage Loan or the Mortgaged Property (and payments shall be made at such times as are set forth in the applicable Servicing Agreement), in each case to the extent of available funds:

(a)                first, to the Note A Holders on a pro rata and pari passu basis (or a Servicer, Certificate Administrator or Trustee, as applicable), up to the amount of any unreimbursed Costs paid by the Note A Holders (or paid or advanced by a Servicer, Certificate Administrator or Trustee, as applicable) with respect to the Mortgage Loan pursuant to this Agreement or the Servicing Agreement, including, without limitation, unreimbursed Note A Holder Advances and interest thereon at the applicable Advance Rate, to the extent such Costs and Note A Holder Advances and interest thereon are then payable under the Servicing Agreement;

(b)               second, to the Master Servicer, any Certificate Administrator and any Trust Advisor, if applicable, the applicable accrued and unpaid Master Servicing Fee, the Certificate Administrator Fee (including the portion that is a Trustee Fee) and the Trust Advisor Fee, if any, respectively, earned by such party with respect to the Mortgage Loan (or, in the case of the Certificate Administrator Fee and the Trust Advisor Fee, Note A) under this Agreement or the Servicing Agreement;

(c)                third, pro rata, to (i) the Note A Holders on a pro rata and pari passu basis in an amount equal to (1) the accrued and unpaid interest on the Note A Principal Balance at the Note A Net Interest Rate, minus (2)(x) the Certificate Administrator Fee (including the Trustee Fee), if any, and (y) the Trust Advisor Fee, if any, and (ii) the Note B Holder, in an amount equal to the accrued and unpaid interest on the Note B Principal Balance at the Note B Net Interest Rate;

(d)               fourth, pro rata, to the Note Holders in accordance with their respective initial Percentage Interests, any principal payments received on the Mortgage Loan for the related interest accrual period, which amounts shall be applied in reduction of the Note A Principal Balance (on a pro rata and pari passu basis) and the Note B Principal Balance, respectively;

(e)                fifth, to the Note B Holder, pro rata, up to the amount of any unreimbursed Costs paid by the Note B Holder with respect to the Mortgage Loan pursuant to this Agreement or the Servicing Agreement;

(f)                sixth, any interest accrued at the Mortgage Loan Default Rate on the Mortgage Loan Principal Balance to the extent such default interest amount is (i) actually paid by the Mortgage Loan Borrower and (ii) in excess of interest accrued on the Mortgage Loan Principal Balance at the Mortgage Interest Rate, first, to the Note A Holders on a pro rata and pari passu basis (subject to the allocation of such amount pursuant to the terms of the Servicing Agreement) in an amount calculated on the Note A Principal Balance on such Payment Date prior to the application of funds contemplated in this Section 3 at the excess of (A) the Note A Default Interest Rate over (B) the Note A Interest Rate and second, to the Note B Holder in an amount calculated on the Note B Principal Balance on such Payment Date prior to the application of funds contemplated in this Section 3 at the excess of (A) the Note B Default Interest Rate over (B) the Note B Interest Rate;

(g)               seventh, pro rata, to: (i) the Note A Holders on a pro rata and pari passu basis, its Note A Percentage Interest (prior to the application of funds contemplated in this Section 3) of any Prepayment Premium and (ii) the Note B Holder, its Note B Percentage Interest (prior to the application of funds contemplated in this Section 3) of any Prepayment Premium, in the case of clauses (i) and (ii), to the extent actually paid by the Mortgage Loan Borrower;

(h)               eighth, pro rata, to: (i) the Note A Holders, their Note A Percentage Interest (prior to the application of funds contemplated in this Section 3) of any Extension Fees and (ii) the Note B Holder, its Note B Percentage Interest (prior to the application of funds contemplated in this Section 3) of any Extension Fees, in the case of clauses (i) and (ii), to the extent actually paid by the Mortgage Loan Borrower;

(i)                 ninth, pro rata, to the extent not payable to any Servicer as Additional Servicing Compensation to: (i) the Note A Holders, their Note A Percentage Interest (prior to the application of funds contemplated in this Section 3) of any extension fees (other than Extension Fees), assumption fees and Penalty Charges and (ii) the Note B Holder, its Note B Percentage Interest (prior to the application of funds contemplated in this Section 3) of any extension fees (other than Extension Fees), assumption fees and Penalty Charges, in the case of clauses (i) and (ii), to the extent actually paid by the Mortgage Loan Borrower; and

(j)                 tenth, pro rata, to the Holders in accordance with their respective initial Percentage Interests, any excess amount not otherwise applied pursuant to the foregoing clauses (a) through (i) of this Section 3.

4.                  Payments Following a Triggering Event of Default. Subject to the application of Section 5, after the occurrence of a Triggering Event of Default and for so long as such Triggering Event of Default is continuing (provided that for purposes of determining whether a Triggering Event of Default has occurred under this Section 4, a monetary Event of Default shall not be considered a Triggering Event of Default if such default is being cured by the Note B Holder pursuant to and in accordance with Section 9(b) (provided that the cure period has not expired and the Note B Holder is permitted to cure under the terms of Section 9(b)), all amounts tendered by the Mortgage Loan Borrower or otherwise available for payment of the Mortgage Loan (including, without limitation, payments received in connection with any guaranty or indemnity agreement), whether received in the form of Scheduled Payments, Prepayments, balloon payments, Liquidation Proceeds, Penalty Charges, cure payments, proceeds under title, hazard or other insurance policies or awards or settlements in respect of condemnation proceedings or similar exercise of the power of eminent domain (other than any amounts for required reserves or escrows required by the Mortgage Loan Documents and proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the Mortgage Loan Borrower in accordance with the Servicing Standard or the Mortgage Loan Documents) shall be distributed by the Master Servicer and applied in the following order of priority, subject to any deduction, reimbursement, recovery or other payment required or permitted under this Agreement with respect to the Mortgage Loan or the Mortgaged Property (and payments shall be made at such times as are set forth in the Servicing Agreement), in each case to the extent of available funds:

(a)                first, to the Note A Holders on a pro rata and pari passu basis (or a Servicer, Certificate Administrator or Trustee, as applicable), up to the amount of any unreimbursed Costs paid by the Note A Holders (or paid or advanced by a Servicer, Certificate Administrator or Trustee, as applicable) with respect to the Mortgage Loan pursuant to this Agreement or the Servicing Agreement, including, without limitation, unreimbursed Note A Holder Advances and interest thereon at the applicable Advance Rate, to the extent such Costs and Note A Holder Advances and interest thereon are then payable hereunder or under the Servicing Agreement;

(b)               second, to the Master Servicer, any Certificate Administrator and any Trust Advisor, if applicable, the applicable accrued and unpaid Master Servicing Fee, Certificate Administrator Fee (including the portion that is a Trustee Fee) and the Trust Advisor Fee, and then to any Special Servicer, any Special Servicing Fees (including without limitation any Workout Fees and Liquidation Fees) in each case earned by it with respect to the Mortgage Loan (or, in the case of the Certificate Administrator Fee and the Trust Advisor Fee, Note A) under this Agreement or the Servicing Agreement;

(c)                third, to the Note A Holders on a pro rata and pari passu basis in an amount equal to (1) the accrued and unpaid interest on the Note A Principal Balance at the Note A Net Interest Rate, minus (2)(x) the Certificate Administrator Fee (including the Trustee Fee), and (y) the Trust Advisor Fee;

(d)               fourth, to the Note A Holders on a pro rata and pari passu basis, in an amount equal to the Note A Principal Balance, until such amount has been paid in full;

(e)       fifth, in the event the Note B Holder is a Mortgage Loan Borrower Related Party, to the Note A Holders on a pro rata and pari passu basis (i) any interest accrued at the Mortgage Loan Default Rate on the Mortgage Loan Principal Balance to the extent such default interest amount is actually paid by the Mortgage Loan Borrower, (ii) any Prepayment Premium and (iii) any extension fees, assumption fees and Penalty Charges actually paid by Mortgage Loan Borrower;

(e)                sixth, to the Note B Holder up to the amount of any unreimbursed Costs paid by the Note B Holder with respect to the Mortgage Loan pursuant to this Agreement or the Servicing Agreement;

(f)                seventh, to the Note B Holder in an amount equal to the accrued and unpaid interest on the Note B Principal Balance at the Note B Net Interest Rate;

(g)               eighth, to the Note B Holder in an amount equal to the Note B Principal Balance until such principal amount has been paid in full;

(h)               ninth, any interest accrued at the Mortgage Loan Default Rate on the Mortgage Loan Principal Balance to the extent such default interest amount is (i) actually paid by the Mortgage Loan Borrower and (ii) in excess of interest accrued on the Mortgage Loan Principal Balance at the Mortgage Interest Rate, first, to the Note A Holders on a pro rata and pari passu basis (subject to the allocation of such amount pursuant to the terms of the Servicing Agreement) on the Note A Principal Balance on such Payment Date prior to the application of funds contemplated in this Section 4 at the excess of (A) the Note A Default Interest Rate over (B) the Note A Interest Rate and second, to the Note B Holder on the Note B Principal Balance on such Payment Date prior to the application of funds contemplated in this Section 4 at the excess of (A) the Note B Default Interest Rate over (B) the Note B Interest Rate;

(i)                 tenth, pro rata, to: (i) the Note A Holders on a pro rata and pari passu basis, its Note A Percentage Interest (prior to the application of funds contemplated in this Section 4) of any Prepayment Premium and (ii) the Note B Holder, its Note B Percentage Interest (prior to the application of funds contemplated in this Section 4) of any Prepayment Premium, the case of clauses (i) and (ii), to the extent actually paid by the Mortgage Loan Borrower;

(j)                 eleventh, pro rata, to: (i) the Note A Holders, their Note A Percentage Interest (prior to the application of funds contemplated in this Section 4) of any Extension Fees and (ii) the Note B Holder, its Note B Percentage Interest (prior to the application of funds contemplated in this Section 4) of any Extension Fees, in the case of clauses (i) and (ii), to the extent actually paid by the Mortgage Loan Borrower

(k)               twelfth, pro rata, to the extent not payable to any Servicer as Additional Servicing Compensation to: (i) the Note A Holders, their Note A Percentage Interest (prior to the application of funds contemplated in this Section 4) of any extension fees (other than Extension Fees), assumption fees and Penalty Charges and (ii) the Note B Holder, its Note B Percentage Interest (prior to the application of funds contemplated in this Section 4) of any extension fees (other than Extension Fees), assumption fees and Penalty Charges, in the case of clauses (i) and (ii), to the extent actually paid by the Mortgage Loan Borrower; and

(l)                 thirteenth, pro rata, to the Holders in accordance with their respective initial Percentage Interests, any excess amount not otherwise applied pursuant to the foregoing clauses (a) through (k) of this Section 4.

5.                  Workout. Notwithstanding anything to the contrary contained herein but subject to Section 2(b) hereof, if, after obtaining the consent of the Controlling Holder and to the extent the same is required under this Agreement, in connection with a workout or proposed workout of the Mortgage Loan, the Servicer modifies the terms thereof such that (i) the Mortgage Loan Principal Balance is decreased, (ii) the Mortgage Interest Rate is reduced, (iii) payments of interest or principal on Note A or Note B are waived, reduced or deferred, other than a deferral of the balloon payment resulting solely from the extension of the Maturity Date of the Mortgage Loan pursuant to the terms of the Servicing Agreement or (iv) any other adjustment is made to any of the payment terms of the Mortgage Loan, the full adverse economic effect of such modification, waiver or amendment of amounts due on the Mortgage Loan shall be borne, first, by the Note B Holder (up to the Note B Principal Balance, together with accrued interest thereon at the Note B Interest Rate and any other amounts due the Note B Holder) and second, by the Note A Holders on a pro rata and pari passu basis (up to the Note A Principal Balance, together with accrued interest thereon at the Note A Interest Rate and any other amounts due the Note A Holders), and all distributions pursuant to Section 3 and Section 4 hereunder shall be made accordingly. The preceding statement shall not be construed to limit the rights or benefits of any Person under Section 19 or Section 20 of this Agreement or the provisions of the Servicing Agreement, including the Servicer’s obligation to act in accordance with the Servicing Standard. If the Mortgaged Property becomes an REO Property, (a) the Holders shall have beneficial ownership of such REO Property consistent with the Holders respective Percentage Interests in the Mortgage Loan notwithstanding the manner in which title may be taken under the Servicing Agreement, (b) the Mortgage Loan shall be deemed to remain outstanding, with the same terms and conditions as in effect immediately prior to foreclosure or the acceptance of a deed in lieu of foreclosure, for purposes of the relative rights of the Holders between each other under this Agreement and the Servicing Agreement and (c) all revenues from and proceeds of such REO Property shall be allocated and distributed under Section 4 of this Agreement. Notwithstanding anything to the contrary in this Agreement, in the event the Mortgaged Property is acquired pursuant to a foreclosure or deed in lieu of foreclosure, all decisions relating to the Mortgage Loan and the Mortgaged Property shall require the approval of the Controlling Holder pursuant to Section 20. In no event shall a purchase of Note A by the Note B Holder be construed as a workout for purposes of the calculation of the Workout Fee, nor shall both a Liquidation Fee and a Workout Fee be payable to one or more Servicers, whether individually or in the aggregate, with respect to the same proceeds or collections.

6.                  Collection Accounts; Payment Procedure. Pursuant to the terms of the Servicing Agreement, the Note A Holders shall cause the Master Servicer to establish and maintain the Collection Account or Collection Accounts, as applicable. Each of the Note A Holders and the Note B Holder hereby directs the Master Servicer, in accordance with the priorities set forth in Section 3 or 4 hereof, as applicable, and subject to the terms of the Servicing Agreement and this Agreement (which shall control to the extent set forth herein in the event of any conflict between the Servicing Agreement and this Agreement), (i) to deposit into the applicable Collection Account within two (2) Business Days of receipt all payments received with respect to the Mortgage Loan and (ii) to remit from the applicable Collection Account for deposit or credit on each Master Servicer Remittance Date all payments of any kind received with respect to and allocable to Note A and Note B, by wire transfer to accounts maintained by the Note A Holders and the Note B Holder, respectively, and set forth on Exhibit C or as designated to the Master Servicer in writing. Amounts on deposit in the Collection Account shall be applied at the times and for the purposes specified in Section 5 hereof or the Servicing Agreement. If any Servicer holding or having distributed any amount received or collected in respect of Note A or Note B determines, or a court of competent jurisdiction orders, at any time that any amount received or collected in respect of Note A or Note B must, pursuant to any insolvency, bankruptcy, fraudulent conveyance, preference or similar law, be returned to the Mortgage Loan Borrower or paid to the Note A Holder, the Note B Holder, any Servicer or any other Person, then, notwithstanding any other provision of this Agreement, no Servicer shall be required to distribute any portion thereof to the Note A Holders or the Note B Holder, as applicable, and the Note A Holder or the Note B Holder, as applicable, shall promptly on demand repay to such Servicer the portion thereof which shall have been theretofore distributed to the Note A Holder or the Note B Holder, as applicable, together with interest thereon at such rate, if any, as such Servicer shall have been required to pay to the Mortgage Loan Borrower, the Note A Holders, the Note B Holder, the Servicer or such other Person with respect thereto, or, if the amount in question had been advanced by the Servicer, then with interest thereon at the Advance Rate. Each of the Note A Holders and Note B Holder agrees that if at any time it shall receive from any sources whatsoever any payment on account of the Mortgage Loan in excess of its distributable share thereof, it will promptly remit such excess to the Master Servicer. The Master Servicer shall have the right to offset any amounts due hereunder from the Note A Holders or the Note B Holder, as applicable, with respect to the Mortgage Loan against any future payments due to the Note A Holders or the Note B Holder, as applicable, under the Mortgage Loan, provided, that the obligations of the Note A Holders and Note B Holder under this Section 6 are separate and distinct obligations from one another and in no event shall any Servicer enforce the obligations of the Note A Holders or the Note B Holder against the other Holder. The obligations of the Note A Holders and the Note B Holder under this Section 6 constitute absolute, unconditional and continuing obligations and each Servicer shall be deemed a third party beneficiary of these provisions.

7.                  Advances.

(a)                From time to time the Master Servicer (or the Trustee or the Special Servicer, to the extent provided in the Lead Securitization Servicing Agreement) shall (i) make Servicing Advances with respect to the Mortgage Loan, subject to the terms of the Lead Securitization Servicing Agreement and this Agreement, and (ii) make P&I Advances on the Lead Securitization Note, if and to the extent provided in the Lead Securitization Servicing Agreement and this Agreement. The Master Servicer, the Special Servicer and the Trustee, as applicable, shall be entitled to reimbursement for a Servicing Advance, first from funds on deposit in the Collection Account for the Mortgage Loan that (in any case) represent amounts received on or in respect of the Mortgage Loan, and then, in the case of Nonrecoverable Servicing Advances, if funds on deposit in the Collection Account are insufficient and after allocation of such amounts first to the Note B Holder, from general collections of each Non-Lead Securitization, in respect of the related Non-Lead Note’s pro rata share of such nonrecoverable amounts allocated to Note A. The Master Servicer, the Special Servicer and the Trustee, as applicable, shall be entitled to reimbursement for Advance Interest on a Servicing Advance (including any Nonrecoverable Advance), pursuant to Section 3. Notwithstanding the foregoing, to the extent funds are not available pursuant to Section 3, and the Master Servicer, the Special Servicer or the Trustee, as applicable, obtains funds from general collections of the Lead Securitization as a reimbursement for a Nonrecoverable Advance or any Advance Interest on a Servicing Advance (including any Nonrecoverable Advance), each Non-Lead Note Holder (including any Securitization Trust into which a Non-Lead Note is deposited) other than the Note B Holder shall be required to, promptly following notice from the Master Servicer, reimburse the Lead Securitization for its pro rata share of such Nonrecoverable Advance or Advance Interest.

In addition, each Non-Lead Note Holder (including, but not limited to, any Non-Lead Securitization trust into which such Non-Lead Note is deposited) other than the Note B Holders, shall be required to, promptly following notice from the Master Servicer, the Special Servicer or the Trustee, pay or reimburse the Lead Securitization for such Non-Lead Note Holder’s pro rata share of the portion allocated to Note A of any fees, costs or expenses incurred in connection with the servicing and administration of the Mortgage Loan as to which the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Depositor or CREFC® , as applicable, is entitled to be reimbursed pursuant to the Lead Securitization Servicing Agreement and any costs, fees and expenses related to obtaining any Rating Agency Confirmation, to the extent amounts on deposit in the Collection Account are insufficient for reimbursement of such amounts and after allocation of such amounts first to Note B. In addition to the reimbursement obligations with respect to Advances (and Advance Interest) otherwise provided for in this Agreement, each Non-Lead Note Holder agrees to indemnify (as and to the same extent the Lead Securitization Trust is required to indemnify each of the following parties pursuant to the terms of the Lead Securitization Servicing Agreement) each of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Depositor (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the Lead Securitization Servicing Agreement) (the “Indemnified Parties”) against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of the Mortgage Loan and the Mortgaged Property under the Lead Securitization Servicing Agreement (collectively, the “Indemnified Items”) to the extent of its pro rata share of the portion allocated to the Note A of such Indemnified Items, and to the extent amounts on deposit in the Collection Account are insufficient for reimbursement of such amounts and after allocation of such amounts first to Note B, the related Non-Lead Note Holder shall be required to, promptly following notice from the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, reimburse each of the applicable Indemnified Parties for such pro rata share (including, if a Non-Lead Note has been included in a Non-Lead Securitization, from general collections or any other amounts from the related Non-Lead Securitization trust).

(b)               The master servicer or the trustee under the Securitization of any Non-Lead Note (each, a “Non-Lead Master Servicer”) may be required to make P&I Advances on such Non-Lead Note, from time to time, subject to the terms of the servicing agreement for the related Securitization (each such agreement, a “Non-Lead Securitization Servicing Agreement”). The Master Servicer, the Special Servicer and the Trustee, as applicable, shall be entitled to make their own recoverability determination with respect to a P&I Advance to be made on the Lead Securitization Note based on the information that they have on hand and in accordance with the Lead Securitization Servicing Agreement. The Non-Lead Master Servicer and the special servicer and the trustee under any Non-Lead Securitization Servicing Agreement (respectively, a “Non-Lead Special Servicer” and a “Non-Lead Trustee”), as applicable, shall be entitled to make their own recoverability determination with respect to a P&I Advance to be made on the related Non-Lead Note based on the information that they have on hand and in accordance with such Non-Lead Securitization Servicing Agreement. The Master Servicer and the Trustee, as applicable, and any Non-Lead Master Servicer and any Non-Lead Trustee, as applicable, shall be required to notify the other Holders of the amount of its P&I Advance within two (2) Business Days of making such advance. If the Master Servicer, the Special Servicer or the Trustee, as applicable (with respect to the Lead Securitization Note) or a Non-Lead Master Servicer, a Non-Lead Special Servicer or a Non-Lead Trustee, as applicable (with respect to a Non-Controlling Note), determines that a proposed P&I Advance, if made, would be a Nonrecoverable Advance or an outstanding P&I Advance is or would be a Nonrecoverable Advance, or if the Master Servicer, the Special Servicer or the Trustee, as applicable, subsequently determines that a proposed Servicing Advance would be a Nonrecoverable Advance or an outstanding Servicing Advance is or would be a Nonrecoverable Advance, then the Master Servicer or the Trustee (as provided in the Lead Securitization Servicing Agreement, in the case of a determination of non-recoverability by the Master Servicer, the Special Servicer or the Trustee) or such Non-Lead Master Servicer or such Non-Lead Trustee (as provided in the related Non-Lead Securitization Servicing Agreement, in the case of a determination of non-recoverability by the Non-Lead Master Servicer, the Non-Lead Special Servicer or the Non-Lead Trustee) shall notify the Master Servicer and the Trustee, or such Non-Lead Master Servicer and such Non-Lead Trustee, as the case may be, within two (2) Business Days of making such determination.

For the avoidance of doubt, no Non-Lead Note Holder shall be required to use general collections on the other mortgage loans in the related Non-Lead Securitization trust to reimburse any P&I Advances or any Nonrecoverable Advances that are P&I Advances on the Lead Securitization Note or any interest accrued and payable on such P&I Advances and Nonrecoverable Advances that are P&I Advances.

(c)                Notwithstanding any other provisions contained herein or in the Servicing Agreement to the contrary, the Note B Holder shall not be required to reimburse the Note A Holders or any other Person for a payment of any REMIC or grantor trust taxes or Advances therefor or interest accrued thereon at the Advance Rate or for deficits in other items of disbursement or income resulting from the use of funds for payment of REMIC or grantor trust taxes (other than such Note B Holder’s pro rata share (based on its Note B Percentage Interest) of taxes imposed in connection with the grantor trust created pursuant to this Agreement)), nor shall any disbursement or payment otherwise distributable to the Note B Holder be reduced to offset or make up any such payment or deficit or any fees payable to any Trustee or Certificate Administrator under the Servicing Agreement.

8.                  Limitation on Liability. Subject to Section 20(e) hereof and the terms of the Servicing Agreement, the Note A Holders, or any Servicer or Trustee on its behalf, shall have no liability to the Note B Holder with respect to Note B, except with respect to losses actually suffered due to the gross negligence, willful misconduct or breach of this Agreement or the Servicing Agreement on the part of the Note A Holders, or such Servicer or Trustee, as applicable (provided that nothing herein shall be deemed to contravene any provisions relating to liability of any Servicer under the Servicing Agreement). The Note A Holders shall have no fiduciary responsibilities to the Note B Holder. Subject to Section 20(e) hereof, the Note B Holder, or any Servicer or Trustee on its behalf, if applicable, shall have no liability to the Note A Holders with respect to Note A, except with respect to losses actually suffered due to the gross negligence, willful misconduct or breach of this Agreement on the part of the Note B Holder, or such Servicer or any Trustee, as applicable (provided that nothing herein shall be deemed to contravene any provisions relating to liability of any Servicer under the Servicing Agreement).

The Note B Holder shall not have any fiduciary responsibilities to the Note A Holders. Note A Holders acknowledge that, subject to the terms and conditions hereof, the Note B Holder may exercise, or omit to exercise, any rights that the Note B Holder may have under this Agreement in a manner that may be adverse to the interests of the Note A Holders and that the Note B Holder shall have no liability whatsoever to the Note A Holders in connection with the Note B Holder’s exercise of rights or any omission by the Note B Holder to exercise such rights; provided, however, that the Note B Holder shall not be protected against any liability to the Note A Holders that would otherwise be imposed by reason of Note B Holder’s breach of this Agreement.

9.                  Purchase of Note A; Cure by Note B Holder.

(a)                If the Mortgage Loan becomes and remains a Defaulted Mortgage Loan, upon written notice from the Note A Holders (a “Purchase Option Notice”) of such occurrence (which notice the Note A Holders shall direct the Master Servicer to give to the Note B Holder) within five (5) Business Days, or Note B Holder otherwise having knowledge that the Mortgage Loan is a Defaulted Mortgage Loan, the Note B Holder shall have the right, subject to the last sentence of this Section 9(a), prior to any other party, by written notice to the Note A Holders (a “Note B Holder Purchase Notice”), given prior to the Purchase Right Cut-Off Date to purchase Note A at the Defaulted Mortgage Loan Purchase Price and, upon the delivery of the Note B Holder Purchase Notice to the Note A Holders, the Note A Holders shall sell (and the Note B Holder shall purchase) Note A (without recourse or warranty, except that the Note A Holders shall represent and warrant that they own 100% of the economic and beneficial interests in Note A free and clear of liens, encumbrances and any participations therein) at the Defaulted Mortgage Loan Purchase Price on a date not less than five (5) Business Days nor more than twenty (20) Business Days after the date of the Note B Holder Purchase Notice on a date mutually designated by the Note Holders (except that such period shall be extended for an additional thirty (30) days if the Note B Holder delivers a cash deposit in an amount equal to ten percent (10%) of the Defaulted Mortgage Loan Purchase Price within such twenty (20) Business Day period). The Note B Holder shall also pay all out-of-pocket costs and expenses of the Note A Holders (and the Servicer or any Trustee on its behalf) in connection with such purchase. The Defaulted Mortgage Loan Purchase Price shall be calculated by Note A Holders or the Master Servicer three (3) Business Days prior to the date upon which the Note B Holder is to purchase the Defaulted Mortgage Loan (and such calculation shall be accompanied by reasonably detailed back-up documentation explaining how such price was determined) and shall, absent manifest error, be binding upon the Note A Holders and the Note B Holder. The right of the Note B Holder to exercise the purchase option hereunder shall automatically terminate upon the Purchase Right Cut-Off Date, subject to the possibility that such right will be reinstated after the occurrence of the events described in clauses (1) or (3) in the definition of “Purchase Right Cut-Off Date” if another event which causes the Mortgage Loan to become a Defaulted Mortgage Loan subsequently occurs. Upon the consummation of a sale pursuant to the purchase option contemplated by this Section 9(a), the Note A Holders (or any Servicer or Trustee on its behalf) shall deliver all original Mortgage Loan Documents and other applicable materials in its possession to the Note B Holder. The foregoing rights of the Note B Holder shall be in addition to any rights it may have to purchase Note A pursuant to the Servicing Agreement (if any).

Each Non-Lead Note Holder other than the Note B Holder hereby appoints the Lead Securitization Note Holder as its agent, and grants to the Lead Securitization Note Holder an irrevocable power of attorney coupled with an interest, and its proxy, for the purpose of consummating the sale of the related Non-Lead Note to the Note B Holder as described in this Section 9(a). Each Non-Lead Note Holder further agrees that, upon the request of the Lead Securitization Note Holder, such Non-Lead Note Holder other than the Note B Holder shall execute and deliver to or at the direction of the Lead Securitization Note Holder such powers of attorney or other instruments as the Lead Securitization Note Holder may reasonably request to better assure and evidence the foregoing appointment and grant, in each case promptly following request, and shall deliver the original related Non-Lead Note, endorsed in blank, to or at the direction of the Lead Securitization Note Holder in connection with the consummation of any such sale.

(b)               Provided the Note B Holder is not a Mortgage Loan Borrower Related Party, the Note B Holder shall have the right (but not the obligation) to cure a monetary Event of Default or a non-monetary Event of Default; provided, that if the Note B Holder elects to cure any Event of Default, the default must be cured, in the case of a monetary Event of Default, within five (5) Business Days following the later of the expiration of the applicable grace period and receipt by the Note B Holder of the first notice of such Event of Default, and in the case of a non-monetary Event of Default, subject to the immediately succeeding sentence, within thirty (30) days following the later of the expiration of the applicable grace period and receipt by the Note B Holder of the first notice of such Event of Default (each such cure right, the “Note B Holder Cure Right” and the exercise of such right, a “Note B Holder Cure Event”), provided, that the Note B Holder’s right to cure such Event of Default shall be limited as follows: (i) there shall not be more than six (6) Note B Holder Cure Events during the term of the Mortgage Loan (including any extensions thereof) and (ii) there shall not be more than four (4) consecutive Note B Holder Cure Events. If the Note B Holder is attempting to cure a nonmonetary Event of Default, the foregoing cure period of thirty (30) days shall automatically be extended for an additional ninety (90) days (for a total of up to one-hundred twenty (120) days), but only for so long as (i) such Holder is diligently and expeditiously proceeding to cure such nonmonetary Event of Default, (ii) such Holder makes all cure payments that it is permitted to make in accordance with this Section, (iii) such nonmonetary Event of Default is not the result of a bankruptcy of the Mortgage Loan Borrower or other insolvency related event, and no bankruptcy commences or other insolvency related event occurs during the period that such Holder is otherwise permitted to cure a nonmonetary Event of Default in accordance with this Section and (iv) there is no material adverse effect on the Mortgage Loan Borrower, the Mortgaged Property or the value of the Mortgage Loan as a result of such nonmonetary default or the attempted cure thereof which cannot be cured by the Note B Holder within three (3) days of such notice of such material adverse effect. For purposes of the foregoing, an individual Note B Holder Cure Event shall, in the event of a delinquent Scheduled Payment, terminate on the date that such payment is made. If the Note B Holder elects to exercise a Note B Holder Cure Right, it shall make the applicable cure payment as directed by the Note A Holders (or the Servicer on their behalf), and each such cure payment shall include all actual out-of-pocket Costs, expenses, losses, liabilities, obligations, damages, penalties, and disbursements imposed on, incurred by or asserted against the Note A Holders (including, without limitation, all unreimbursed Advances (without regard to whether such Advance would be a nonrecoverable advance) and any interest charged thereon at the Advance Rate, and any unpaid Special Servicing Fees with respect to the Mortgage Loan)

related to the Event of Default and incurred during the period of time from such Event of Default until such cure payment is made. The right of the Note B Holder to reimbursement of any cure payment shall be as set forth in Section 3 and Section 4, as applicable. So long as a default exists that is being cured by the Note B Holder pursuant to and in accordance with this Section 9(b) and the cure period has not expired and the Note B Holder is permitted to cure under the terms of this Section 9(b), the Note A Holders, the Servicer and any Trustee shall not treat such default as a default or a Triggering Event of Default for purposes of (i) accelerating the Mortgage Loan, (ii) modifying, amending or waiving any provisions of the Mortgage Loan Documents, (iii) commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the Mortgaged Property, (iv) treating the Mortgage Loan as a Specially Serviced Mortgage Loan or (v) Section 3 or Section 4 hereof; provided, that such limitations shall not prevent the Note A Holders, the Servicer or any Trustee from sending notices of the default to the Mortgage Loan Borrower or any related guarantor or making demands on the related Mortgage Loan Borrower or any related guarantor or from collecting default interest or late payment charges from the Mortgage Loan Borrower. Additional Cure Events shall only be permitted with the consent of the Note A Holders and the Note B Holder.

10.              Additional Understanding. For as long as the Mortgage Loan remains outstanding:

(a)                Financial Statements Etc. Promptly upon receipt thereof, the Note A Holders (or any Servicer acting on their behalf) shall provide the Note B Holder with copies of each financial statement and any other reports or notices delivered to the Note A Holders (or any Servicer acting on their behalf) pursuant to the terms of the Mortgage Loan Documents. Subject to the terms of the Mortgage Loan Documents, promptly upon receipt thereof so long as such Note B Holder is not a Mortgage Loan Borrower Related Party, the Note A Holders (or any Servicer acting on their behalf) shall also deliver to the Note B Holder (other than a Holder that is a Mortgage Loan Borrower Related Party) copies of any other documents relating to the Mortgage Loan (to the extent in the Note A Holders’ or any Servicer’s possession), including, without limitation, property inspection reports and loan servicing statements.

(b)               Reports; Consultation Rights. The Lead Securitization Note Holder (or the Master Servicer or the Special Servicer acting on its behalf) shall be required (i) to provide copies of any notice, information and report that it is required to provide to the Lead Securitization Subordinate Class Representative pursuant to the Lead Securitization Servicing Agreement (for this purpose, without regard to whether such items are actually required to be provided to the Lead Securitization Subordinate Class Representative under the Lead Securitization Servicing Agreement due to the occurrence of a Control Termination Event or a Consultation Termination Event or effectively equivalent period) with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to the Mortgage Loan, to each Non-Lead Note Holder (or its representative), within the same time frame it is required to provide to the Lead Securitization Note Holder Representative (for this purpose, without regard to whether such items are actually required to be provided to the Lead Securitization Subordinate Class Representative under the Lead Securitization Servicing Agreement due to the occurrence of a Control Termination Event or a Consultation Termination Event or effectively equivalent period, but subject to any limitations in the Lead Securitization

Servicing Agreement regarding providing such information to the Mortgage Loan Borrower or those who have certain relationships with the Mortgage Loan Borrower) and (ii) to consult with each Non-Controlling Holder (or its representative) on a strictly non-binding basis, to the extent having received such notices, information and reports, such Non-Controlling Holder (or its representative) requests consultation with respect to any such Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to the Mortgage Loan, and consider alternative actions recommended by each Non-Controlling Holder (or its representative); provided that after the expiration of a period of ten (10) Business Days from the delivery to each Non-Controlling Holder (or its representative) by the Lead Securitization Note Holder of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the Lead Securitization Subordinate Class Representative, the Lead Securitization Note Holder (or the Master Servicer or the Special Servicer acting on its behalf) shall no longer be obligated to consult with such Non-Controlling Holder (or its representative), whether or not such Non-Controlling Holder (or its representative) has responded within such ten (10) Business Day period (unless, the Lead Securitization Note Holder (or the Master Servicer or the Special Servicer acting on its behalf) proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) Business Day period shall be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of each Non-Controlling Holder (or its representative) set forth in the immediately preceding sentence, the Lead Securitization Note Holder (or Servicer or Special Servicer, acting on its behalf) may make any Major Decision or take any action set forth in the Asset Status Report before the expiration of the aforementioned ten (10) Business Day period if the Lead Securitization Note Holder (or Master Servicer or Special Servicer, as applicable) determines that immediate action with respect thereto is necessary to protect the interests of the Holders. In no event shall the Lead Securitization Note Holder (or Master Servicer or Special Servicer, acting on its behalf) be obligated at any time to follow or take any alternative actions recommended by each Non-Controlling Holder (or its representative).

In addition, each Non-Lead Note Holder shall have the right to attend annual meetings (either telephonically or in person, in the discretion of the Master Servicer or Special Servicer, as applicable) with the Lead Securitization Note Holder (or the Master Servicer or the Special Servicer acting on its behalf) at the offices of the Master Servicer or the Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, in which servicing issues related to the Mortgage Loan are discussed.

(c)                Copies. Any copies of financial statements, reports or statements to be furnished by a Servicer under this Agreement may be furnished by hard copy or electronic means.

11.              Representations of the Note A Holders. The Note A Holders, as of the date hereof, hereby represents and warrants to the Note B Holder that:

(a)                The Note A Holders are duly organized, validly existing and in good standing as a legal entity under the laws of its jurisdiction of organization;

(b)               The execution and delivery of this Agreement by the Note A Holders, and performance of, and compliance with, the terms of this Agreement by the Note A Holders, will not violate the Note A Holders’ organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or that is applicable to it or any of its assets, in each case which materially and adversely affects its ability to carry out the transactions contemplated by this Agreement;

(c)                The Note A Holders have the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement;

(d)               This Agreement is the Note A Holders’ legal, valid and binding obligation, enforceable against the Note A Holders in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

(e)                The Note A Holders have the right to enter into this Agreement without the consent of any third party.

12.              Representations of the Note B Holder. As of the date hereof, the Note B Holder hereby represents and warrants to Note A Holders that:

(a)                The Note B Holder is duly organized, validly existing and in good standing as a legal entity under the laws of its jurisdiction of organization;

(b)               The execution and delivery of this Agreement by the Note B Holder, and the performance of, and compliance with, the terms of this Agreement by the Note B Holder, will not violate its organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or that is applicable to it or any of its assets, in each case which materially and adversely affects its ability to carry out the transactions contemplated by this Agreement;

(c)                The Note B Holder has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement;

(d)               This Agreement is the Note B Holder’s legal, valid and binding obligation, enforceable against the Note B Holder in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(e)                The Note B Holder has the right to enter into this Agreement without the consent of any third party; and

(f)                The Note B Holder is a Qualified Institutional Lender.

13.              Independent Analyses of the Note B Holder. The Note B Holder acknowledges that the Note B Holder has, independently and without reliance upon the Note A Holders except with respect to the representations and warranties provided by the Note A Holders herein and in any documents or instruments executed and delivered by the Note A Holders in connection herewith, and based on such documents and information as the Note B Holder has deemed appropriate, made the Note B Holder’s own credit analysis with respect to Note B. The Note B Holder hereby acknowledges that other than the representations and warranties provided herein and in such other documents or instruments, the Note A Holders have not made any representations or warranties with respect to the Mortgage Loan and that the Note A Holders shall have no responsibility for (i) the collectability of the Mortgage Loan, (ii) the validity, enforceability or legal effect of any of the Mortgage Loan Documents or the title insurance policy or policies or any survey furnished or to be furnished in connection with the origination of the Mortgage Loan, (iii) the validity, sufficiency or effectiveness of the lien created or to be created by the Mortgage Loan Documents, or (iv) the financial condition of the Mortgage Loan Borrower. The Note B Holder assumes all risk of loss in connection with Note B for reasons other than (x) gross negligence, willful misconduct breach of this Agreement by a Note A Holder and (y) gross negligence, willful misconduct or bad faith or breach of the Servicing Agreement by any Servicer or Trustee.

14.              No Creation of a Partnership or Exclusive Purchase Right. Nothing contained in this Agreement, and no action taken pursuant hereto shall be deemed to constitute the Note A Holders (or the Master Servicer, any Special Servicer, any Certificate Administrator, an Trust Advisor or any Trustee on their behalf, if applicable) and the Note B Holder as a partnership, association, joint venture or other entity. Except as set forth in Section 9(a) hereof, neither the Note A Holders (or the Master Servicer, any Special Servicer, any Certificate Administrator, any Trust Advisor or any Trustee on their behalf, if applicable) nor the Note B Holder shall have any obligation whatsoever to offer to the other party the opportunity to purchase notes or interests relating to any future loans originated either party or their respective Affiliates, and if either party chooses to offer to the other party the opportunity to purchase notes or interests in any future mortgage loans originated by it or its Affiliates, such offer shall be at such purchase price and interest rate as the applicable party chooses in its sole and absolute discretion. The Note B Holder shall have no obligation whatsoever to purchase from the Note A Holders any notes or interests in any future loans originated by the Note A Holders or any of its Affiliates.

15.              Not a Security. Neither Note A nor Note B shall be deemed to be a security within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934.

16.              Transfer of Notes.

(a)       The Note B Holder may Transfer 49% or less in the aggregate (in one or more transactions) of its beneficial interest in Note B, whether or not the related transferee is a Qualified Institutional Lender without a Rating Agency Confirmation or the consent or approval of the Servicer or any other Person, provided that any such Transfer shall be made in accordance with the conditions set forth in the second succeeding sentence of this Section 16(a). The Note B Holder shall not Transfer more than 49% (in one or more transactions) of its beneficial interest in Note B unless (i) if applicable, a Rating Agency Confirmation has been obtained with respect to such Transfer (and the Note B Holder shall have paid all reasonable out-of-pocket costs and expenses of the Note A Holders in connection with obtaining any such Rating Agency Confirmation), or (ii) such Transfer is to a Qualified Institutional Lender, provided any such Transfer made pursuant to clauses (i) or (ii) of this sentence shall be made in accordance with the conditions in the next sentence of this Section 16(a). The Note B Holder agrees that each Transfer to be made by it under clauses (i) or (ii) of this Section 16 is subject to the following conditions: (a) all such Transfers shall be made upon at least three (3) Business Days’ prior written notice to each Note A Holder and each Note A Controlling Holder, (b) a transferee of any interest in Note B shall (x) execute an assignment and assumption agreement whereby such transferee assumes all or a ratable portion, as the case may be, of the obligations of the Note B Holder hereunder with respect to Note B from and after the date of such assignment (or, in the case of a pledge, collateral assignment or other encumbrance by the Note B Holder of Note B solely as security for a loan to the Note B Holder, made by a third-party lender whereby the Note B Holder remains fully liable under this Agreement, such third party lender executes an agreement that such lender shall be bound by the terms and provisions of this Agreement and the obligations of the Note B Holder hereunder on and after the date on which such lender succeeds to the rights of the Note B Holder hereunder by foreclosure or otherwise) and (y) agree in writing to be bound by the Servicing Agreement, and (c) the proposed transferee remakes each of the representations and warranties contained herein for the benefit of the Note A Holders (other than the representation that the transferee is a Qualified Institutional Lender for transfers made pursuant to clause (i) of the second sentence of this Section 16(a)). Notwithstanding anything to the contrary contained herein, the Note B Holder shall in no event Transfer all or any portion of Note B to a Mortgage Loan Borrower Related Party unless each Note A Controlling Holder has consented to such Transfer, and, if such non-transferring Holder’s Note is in a Securitization, without a Rating Agency Confirmation from each Rating Agency that has been engaged by the Depositor to rate the securities issued in connection with such Securitization, and any such Transfer for which such prior consent and Rating Agency Confirmation has not been obtained shall be void ab initio. Upon the consummation of a Transfer of all or any portion of Note B, the transferring Person shall be released from all liability arising under this Agreement with respect to Note B (or the portion thereof that was the subject of such Transfer), for the period after the effective date of such Transfer (it being understood and agreed that the foregoing release shall not apply in the case of a sale, assignment, transfer or other disposition of a participation interest in Note B as described in clause (b) below). The provisions of this Section 16(a) shall be subject to the provisions of Section 2(d).

(b)       Subject to the provisions of Section 2(d), in the case of any sale, assignment, transfer or other disposition of a participation interest in Note B, (i) the Note B Holder’s obligations under this Agreement shall remain unchanged, (ii) the Note B Holder shall remain solely responsible for the performance of such obligations, and (iii) the Note A Holders and any Persons acting on its behalf shall continue to deal solely and directly with the Note B Holder in connection with its rights and obligations under this Agreement and any Securitization Servicing Agreement, and all amounts payable hereunder shall be determined as if the Note B Holder had not sold such participation interest in Note B; provided, however, that if the applicable participant is a Qualified Institutional Lender (and delivers to the Note A Holders a certification from an authorized officer confirming its status as a Qualified Institutional Lender), then, the Note B Holder by written notice to the Note A Holders, may delegate to such participant the Note B Holder’s right (if any) to, exercise the rights of the Controlling Holder hereunder and under any Securitization Servicing Agreement. Notwithstanding anything to the contrary contained herein, the Note B Holder shall in no event Transfer all or any portion of Note B to a Mortgage Loan Borrower Related Party unless each Note A Controlling Holder has consented to such Transfer, and, if such non-transferring Holder’s Note is in a Securitization, without a Rating Agency Confirmation from each Rating Agency that has been engaged by the Depositor to rate the securities issued in connection with such Securitization, and any such Transfer for which such prior consent and Rating Agency Confirmation has not been obtained shall be void ab initio.

(c)       Subject to the provisions of Section 2(d), the Note A Holders may (subject to the limitations contained herein), from time to time, in their sole discretion, Transfer its Note A, or any interest therein, to a Qualified Transferee, and notwithstanding any such Transfer or subsequent Transfer, any such Note A shall be and remain a senior obligation in the respects set forth in this Agreement to Note B in accordance with the terms and provisions of this Agreement. If a Note A Holder intends to transfer its respective Note, or any portion thereof, to an entity that is not a Qualified Transferee, it must first obtain consent of each non-transferring Note Holder and, if any such non-transferring Holder’s Note is held in a Securitization, a confirmation in writing from each Rating Agency that such transfer will not result in a qualification, downgrade or withdrawal of its then current rating of the securities issued pursuant to the related Securitization. Notwithstanding the foregoing, the Note A Holders shall in no event Transfer all or any portion of Note A to a Mortgage Loan Borrower Related Party unless the Note B Holder has consented to such Transfer or each of the following is true: (1) Note A is contained in a rated Securitization, (2) an Event of Default is continuing, and (3) such Transfer would not result in a Mortgage Loan Borrower Related Party being the Controlling Holder. Any such Transfer for which such prior consent has not been obtained shall be void ab initio.

17.              Pledge of Note B. Notwithstanding anything to the contrary contained herein, but subject to the provisions of Section 2(d), the Note B Holder may pledge, transfer, collaterally assign or otherwise encumber (a “Pledge”) Note B or any interest therein to any entity (other than any Mortgage Loan Borrower Related Party) which has extended a credit facility to such Note B Holder and that is (i) a Qualified Institutional Lender (which, for purposes of this Section 17, may include providers of repurchase facilities and warehouse financing to commercial real estate lenders, provided that such providers satisfy clause (i) of the definition of Eligibility Requirements), (ii) intentionally omitted, or (iii) a Qualified Conduit Lender (each such entity, a “Pledgee”), on terms and conditions set forth in this Section 17, it being further agreed that a financing provided by a Pledgee to the Note B Holder or any person which Controls such Note B Holder that is secured by such Note B Holder’s interest in Note B and is structured as a repurchase arrangement, shall qualify as a “Pledge” hereunder. Upon written notice by the Note B Holder to the Note A Holders and the Master Servicer that a Pledge has been effected (including the name and address of the applicable Pledgee), the Master Servicer on behalf of the Note A Holders agrees to acknowledge receipt of such notice and thereafter agrees: (i) to give the Pledgee written notice of any default by the pledging Note B Holder in respect of its obligations under this Agreement of which default the Master Servicer has actual knowledge and which notice shall be given simultaneously with the giving of such notice to the Note B Holder; (ii) to allow such Pledgee a period of ten (10) days to cure a default by the pledging Note B Holder in respect of its obligations to the Note A Holders hereunder, but such Pledgee shall not be obligated to cure any such default; (iii) that no amendment, modification, waiver or termination of this Agreement or any applicable Securitization Servicing Agreement, if the Note B Holder had the right to consent to such amendment, modification, waiver or termination pursuant to the terms hereof or any applicable Securitization Servicing Agreement, as applicable, shall be effective against such Pledgee without the written consent of such Pledgee, which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed to be given if Pledgee shall fail to respond to any request for consent to any such amendment, modification, waiver or termination within ten (10) days after request therefor; (iv) that the Master Servicer on behalf of the Note A Holders shall give to such Pledgee copies of any notice of default under the Mortgage Loan simultaneously with the giving of same to the pledging Note B Holder and accept any cure thereof by such Pledgee which such pledging Note B Holder has the right (but not the obligation) to effect hereunder, as if such cure were made by such pledging Note B Holder; (v) that the Master Servicer on behalf of the Note A Holders shall deliver to Pledgee such estoppel certificate(s) as Pledgee shall reasonably request, provided that any such certificate(s) shall be in a form reasonably satisfactory to the Note A Holders or the Master Servicer acting on its behalf; and (vi) that, upon written notice (a “Redirection Notice”) to the Note A Holders and the Master Servicer by such Pledgee that the pledging Note B Holder is in default, beyond any applicable cure periods with respect to the pledging Note B Holder’s obligations to such Pledgee pursuant to the applicable credit agreement or repurchase agreement, as applicable, between the pledging Note B Holder and such Pledgee (which notice need not be joined in or confirmed by the pledging Note B Holder), and until such Redirection Notice is withdrawn or rescinded by such Pledgee, Pledgee shall be entitled to receive any payments that any Servicer would otherwise be obligated to pay to the pledging Note B Holder from time to time pursuant to this Agreement or the Servicing Agreement. Any pledging Note B Holder hereby unconditionally and absolutely releases the Note A Holders and the Master Servicer from any liability to the pledging Note B Holder on account of the Master Servicer’s or Note A Holders’ compliance with any Redirection Notice believed by the Master Servicer or the Note A Holders, as applicable, to have been delivered by a Pledgee. Pledgee shall be permitted to exercise fully its rights and remedies against the pledging Note B Holder to such Pledgee (and accept an assignment in lieu of foreclosure as to such collateral), in accordance with applicable law and this Agreement; provided that a Pledgee which is not a Qualified Institutional Lender may not take title to Note B after a Securitization and for so long as Note A (or any portion thereof) is included in a Securitization unless it has received a Rating Agency Confirmation and no Pledgee may take title to Note B without satisfying the requirements for transfer set forth in Section 16 and this Section 17. In such event, the Master Servicer on behalf of the Note A Holders shall recognize such Pledgee (and any transferee (other than any Mortgage Loan Borrower Related Party) which is also a Qualified Institutional Lender at any foreclosure or similar sale held by such Pledgee or any transfer in lieu of foreclosure), and its successors and assigns that are Qualified Institutional Lenders as the successor to the pledging Note B Holder’s rights, remedies and obligations under this Agreement, and any such Pledgee or Qualified Institutional Lender shall assume in writing the obligations of the pledging Note B Holder hereunder accruing from and after such Transfer (i.e., realization upon the collateral by such Pledgee) and agree to be bound by the terms and provisions of this Agreement. The rights of a

Pledgee under this Section 17 shall remain effective as to the Note A Holders (and the Master Servicer) unless and until such Pledgee shall have notified such Note A Holders (and the Master Servicer, as applicable) in writing that its interest in the pledged Note B has terminated.

18.              Other Business Activities of the Note A Holders and Note B Holder. The Note B Holder acknowledges that the Note A Holders may make loans or otherwise extend credit to, and generally engage in any kind of business with, any Mortgage Loan Borrower Related Party, and receive payments on such other loans or extensions of credit to Mortgage Loan Borrower Related Parties and otherwise act with respect thereto freely and without accountability in the same manner as if this Agreement and the transactions contemplated hereby were not in effect. The Note A Holders acknowledge that the Note B Holder may make loans or otherwise extend credit to, and generally engage in any kind of business with, Mortgage Loan Borrower Related Parties, and receive payments on such other loans or extensions of credit to Mortgage Loan Borrower Related Parties and otherwise act with respect thereto freely and without accountability in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.

19.              Exercise of Remedies by the Servicer.

(a)                Subject to Section 20 of this Agreement, and except as otherwise provided in this Agreement or the Servicing Agreement and subject to the applicable limitations set forth in this Agreement or the Servicing Agreement, the Servicer (or other party entitled in accordance with the Servicing Agreement to act on behalf of the Holders) shall have the sole and exclusive authority with respect to the administration of, and exercise of all rights and remedies with respect to, the Mortgage Loan granted under this Agreement or the Servicing Agreement, including, without limitation, the sole and exclusive authority to (i) modify or waive any of the terms of the Mortgage Loan Documents, (ii) consent to any action or failure to act by any Mortgage Loan Borrower or any party to the Mortgage Loan Documents, (iii) vote all claims with respect to the Mortgage Loan in any bankruptcy, insolvency or other similar proceedings and (iv) to take legal action to enforce or protect the Holders’ interests with respect to the Mortgage Loan or to refrain from exercising any powers or rights under the Mortgage Loan Documents, including the right at any time to declare or waive any Events of Default, or accelerate or refrain from accelerating the Mortgage Loan or institute any foreclosure action, and subject to the terms and conditions of this Agreement, including, without limitation, Section 20 hereof, the Note B Holder shall have no voting, consent or other rights whatsoever with respect to the Servicer’s administration of, or exercise of its rights and remedies with respect to, the Mortgage Loan on behalf of the Note A Holders. Subject to the terms and conditions of the Servicing Agreement, and subject to the terms and conditions of Section 9(b) hereof, so long as Note A is an asset of a Securitization, the Servicer and the Trustee shall have the sole and exclusive authority to make servicing advances with respect to the Mortgage Loan. Except as otherwise provided in this Agreement, the Note B Holder agrees that it shall have no right to, and hereby presently and irrevocably assigns and conveys to the Servicer (or other party entitled in accordance with the Servicing Agreement to act on behalf of the Holders), the rights, if any, that the Note B Holder has (A) to declare or cause the Note A Holders or such Servicer to declare an Event of Default under the Mortgage Loan, (B) to exercise any remedies with respect to the Mortgage Loan or any Mortgage Loan Borrower, including, without limitation, filing or causing the Note A Holders or such Servicer to file any bankruptcy petition against any Mortgage Loan Borrower or (C) to vote any claims with respect to the Mortgage Loan in bankruptcy, insolvency or similar type of proceeding of the Mortgage Loan Borrower. The Note B Holder (or a servicer on its behalf) shall, from time to time, execute such documents as the Note A Holders or the Servicer shall reasonably request to evidence such assignment with respect to the rights described in clause (iii) of the first sentence in this Section 19(a). The Note B Holder acknowledges that the Servicer on behalf of the Note A Holders may in its sole discretion exercise, or omit to exercise, any rights that the Servicer on behalf of the Note A Holders may have under this Agreement or the Servicing Agreement in a manner that may be adverse to the interests of the Note B Holder, and that the Servicer on behalf of the Note A Holders shall have no liability whatsoever to the Note B Holder (or a servicer on its behalf), other than as set forth in Section 8 hereof, in connection with exercise of rights by the Servicer on behalf of the Note A Holders or any omission by the Servicer on behalf of the Note A Holders to exercise such rights. The Note A Holders (or the Servicer acting on behalf of the Note A Holders) shall not have any fiduciary duty to the Note B Holder in connection with the administration of the Mortgage Loan. The foregoing provisions of this Section 19(a) shall not limit the right of the Note B Holder or an Affiliate thereof to be the Special Servicer or to exercise its rights as Controlling Holder under this Agreement or Controlling Holder under the Servicing Agreement. The Note B Holder expressly and irrevocably waives for itself and any Person claiming through or under the Note B Holder any and all rights that it may have under Section 1315 of the New York Real Property Actions and Proceedings Law or the provisions of any similar law that purports to give a junior noteholder, mortgagee or loan participant the right to initiate any loan enforcement or foreclosure proceedings.

(b)               Notwithstanding anything to the contrary contained herein, the exercise by the Note A Holders (or the Servicer or any Trustee on their behalf) of its rights under this Section 19 shall be subject in all respects to any section of any applicable Servicing Agreement governing REMIC administration, and in no event shall the Note A Holders (or the Servicer or any Trustee on their behalf) be permitted to take any action or refrain from taking any action which would violate the laws of any applicable jurisdiction, breach the Mortgage Loan Documents or be inconsistent with the Servicing Standard or violate any other provisions of the Servicing Agreement, or this Agreement or cause the arrangement evidenced hereby not to be treated as a “grantor trust” for federal income tax purposes.

(c)                The Note A Holders (or the Servicer or any Trustee on their behalf) shall exercise such rights and powers described in this Section 19 on the understanding that the Note A Holders (or the Servicer or any Trustee on their behalf) shall administer the Mortgage Loan in a manner consistent with the Servicing Agreement and this Agreement. Without limiting the generality of the foregoing, the Note A Holders (or the Servicer or any Trustee on their behalf) may rely on the advice of legal counsel, accountants and other experts (including those retained by the Mortgage Loan Borrower) and upon any written communication or telephone conversation which the Note A Holders or such Servicer or Trustee believes to be genuine and correct or to have been signed, sent or made by the proper Person.

(d)               Upon the Mortgage Loan becoming a Defaulted Mortgage Loan, each Non-Lead Note Holder hereby acknowledges the right and obligation of the Special Servicer acting on behalf of the Lead Securitization Note Holder in accordance with the terms of the Lead Securitization Servicing Agreement and the Servicing Standard to sell each Non-Lead Note together with the Lead Securitization Note as notes evidencing one whole loan in accordance with the terms of the Lead Securitization Servicing Agreement. In connection with any such sale, the Special Servicer shall be required to sell each Non-Lead Note together with the Lead Securitization Note in the manner set forth in the Lead Securitization Servicing Agreement. Notwithstanding the foregoing, the Special Servicer shall not be permitted to sell the Mortgage Loan if it becomes a Defaulted Mortgage Loan without the written consent of each Non-Lead Note Holder (provided that such consent is not required if such Non-Lead Note Holder is held by a Borrower Party) unless the Special Servicer has complied with Section 9(a) hereof and has delivered to such Non-Lead Note Holder: (a) at least 15 Business Days’ prior written notice of any decision to attempt to sell the Mortgage Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale, (c) at least 10 days prior to the proposed sale date, a copy of the most recent Appraisal for the Mortgage Loan, and any documents in the Servicing File reasonably requested by such Non-Controlling Note Holder that are material to the price of the Mortgage Loan and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to any other offerors and the Lead Securitization Subordinate Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that such Non-Lead Note Holder may waive any of the delivery or timing requirements set forth in this sentence for itself. Subject to the terms of the Lead Securitization Servicing Agreement, each of the Controlling Holder, the Subordinate Class Representative and each Non-Controlling Note Holder (and its representative) shall be permitted to submit an offer at any sale of the Mortgage Loan unless such Person is a Mortgage Loan Borrower Related Party.

Each Non-Lead Note Holder hereby appoints the Lead Securitization Note Holder acting through the Special Servicer as its agent, and grants to the Lead Securitization Note Holder an irrevocable power of attorney coupled with an interest, and its proxy, for the purpose of soliciting and accepting offers for and consummating the sale of the related Non-Lead Note in accordance with the foregoing. Each Non-Lead Note Holder further agrees that, upon the request of the Special Servicer acting on behalf of the Lead Securitization Note Holder, such Non-Lead Note Holder shall execute and deliver to or at the direction of the Lead Securitization Note Holder such powers of attorney or other instruments as the Lead Securitization Note Holder may reasonably request to better assure and evidence the foregoing appointment and grant, in each case promptly following request, and shall deliver the original related Non-Lead Note, endorsed in blank, to or at the direction of the Lead Securitization Note Holder in connection with the consummation of any such sale (subject at all times to the rights of such Holder set forth herein and in the Lead Securitization Servicing Agreement).

The authority of the Lead Securitization Note Holder to sell a Non-Lead Note, and the obligations of the related Non-Lead Note Holder to execute and deliver instruments or deliver the related Non-Lead Note upon request of the Lead Securitization Note Holder, shall terminate and cease to be of any further force or effect upon the date, if any, upon which Lead Securitization Note is repurchased by the holder of such Lead Securitization Note that sold such Lead Securitization Note into such Securitization from the trust fund established under the Lead Securitization Servicing Agreement in connection with a material breach of representation or warranty made by such Person with respect to the Lead Securitization Note or material document defect with respect to the documents delivered by such Person with respect to the Lead

Securitization Note upon the consummation of the Lead Securitization. The preceding sentence shall not be construed to grant to any Non-Lead Note Holder the benefit of any representation or warranty made by the holder of the Lead Securitization Note that sold such Lead Securitization Note into the Lead Securitization or any document delivery obligation imposed on such Person under any mortgage loan purchase and sale agreement, instrument of transfer or other document or instrument that may be executed or delivered by such Person in connection with the Lead Securitization.

20.              Certain Powers of the Controlling Holder.

(a)                Subject to Section 2 of this Agreement, the Servicer shall consult with and obtain the prior written consent of the Controlling Holder with respect to the following actions (“Major Decisions”) and, notwithstanding anything in this Agreement or the Servicing Agreement to the contrary, neither such Servicer nor the Lead Securitization Note Holder will be permitted to take any of the following actions unless and until it has notified the Controlling Holder in writing by a notice in capitalized, bold faced 14 point type containing the following statement at the top of the first page: “THIS IS A REQUEST FOR SECTION 20 ACTION APPROVAL. IF THE CONTROLLING HOLDER FAILS TO APPROVE OR DISAPPROVE THE ENCLOSED SECTION 20 ACTION WITHIN TEN (10) BUSINESS DAYS, THE SERVICER OR THE SPECIAL SERVICER, AS THE CASE MAY BE, MAY DELIVER A DEEMED APPROVAL NOTICE,” and if the Controlling Holder fails to either approve or reject said Section 20 action within such ten (10) Business Day period after receipt of the first notice (approval or rejection notice by facsimile on the same day being acceptable), and having been provided with all reasonably requested information with respect thereto, and the Servicer or any Special Servicer, as the case may be, delivers the Section 20 action request to the Controlling Holder accompanied by a second notice in capitalized, bold faced 14 point type containing the following statement at the top of the first page: “THIS IS A SECOND REQUEST FOR SECTION 20 ACTION APPROVAL. IF THE CONTROLLING HOLDER FAILS TO APPROVE OR DISAPPROVE THE ENCLOSED SECTION 20 ACTION WITHIN FIVE (5) BUSINESS DAYS, SUCH SECTION 20 ACTION WILL BE DEEMED APPROVED BY THE CONTROLLING HOLDER,” then, if the Controlling Holder fails to approve or reject the Section 20 action within such second five (5) Business Day period (approval or rejection by notice by facsimile on the same day being acceptable), the Controlling Holder’s approval will be deemed to have been given:

(i)	any modification or waiver of a monetary term of the Mortgage Loan Documents and any modification of, or waiver that would result in the extension of, the Maturity Date (provided that any extension of the Maturity Date beyond the date that is three (3) years from the initial Maturity Date shall require the prior written consent of (x) prior to a Securitization, each Note A Controlling Holder and (y) after a Securitization, the Subordinate Class Representative), a reduction in the interest rate, the Scheduled Payments or Prepayment Premium or a deferral or forgiveness of fees, interest on or principal or a modification or waiver of any other monetary term relating to the timing or amount of any payment of principal and interest (other than default interest) or any other material sums due and payable under the Mortgage Loan Documents or any modification of any material non-monetary term of the Mortgage Loan Documents;

(ii)	any acceptance of, or modification of, or waiver with respect to, the Mortgage Loan that would result in, a discounted pay-off of the Mortgage Loan;
(iii)	the commencement or termination of any foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of the Mortgaged Property (or other collateral securing the Mortgage Loan) or any acquisition of the Mortgaged Property (or other collateral securing the Mortgage Loan) by deed-in lieu of foreclosure;
(iv)	any sale or other transfer of all or any portion of the Mortgage Loan, Mortgaged Property or REO Property (other than pursuant to Section 9(a) hereof; other than with respect to the sale of Note A only pursuant to any applicable Securitization Servicing Agreement; and other than in connection with a termination of the Trust created in connection with a Securitization) for less than the Par Purchase Price;
(v)	any release of the Mortgage Loan Borrower or any guarantor or other obligor from liability with respect to the Mortgage Loan (other than as specifically permitted under the terms of the Mortgage Loan (with no material discretion by the mortgagee) or upon satisfaction of the Mortgage Loan);
(vi)	intentionally omitted;
(vii)	any waiver of or determination not to enforce a “due-on-sale” or “due-on encumbrance” clause (unless such clause is not exercisable under applicable law or such exercise is reasonably likely to result in successful legal action by the Mortgage Loan Borrower);
(viii)	any action to bring the Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address hazardous materials located at the Mortgaged Property or REO Property;
(ix)	any substitution, addition or release (in each case other than in accordance with the terms of the Mortgage Loan (with no material discretion by the mortgagee)) of collateral for the Mortgage Loan or subordination of the liens granted under the terms of the Mortgage Loan Documents in respect of such collateral;

(x)	consenting to any amendment, modification, renewal, replacement, consolidation or supplement to the Mortgage Loan Documents or waiver of the terms thereof;
(xi)	any transfer of the Mortgaged Property or any portion thereof, or any transfer of any direct or indirect ownership interest in the Mortgage Loan Borrower, other than a transfer specifically permitted under the Mortgage Loan Documents without the consent of the lender thereunder;
(xii)	any incurrence of additional debt by the Mortgage Loan Borrower or any mezzanine financing by any beneficial owner of the Mortgage Loan Borrower;
(xiii)	the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the Mortgage Loan Borrower;
(xiv)	any proposed modification or waiver of any provision of the Mortgage Loan Documents governing the types, nature or amount of insurance coverage required to be obtained and maintained by the Mortgage Loan Borrower;
(xv)	any renewal or replacement of the then existing insurance policies (to the extent the lender’s approval is required under the applicable Mortgage Loan Documents);
(xvi)	the execution, termination, renewal, replacement or material modification of any “major lease” (within the meaning of the Mortgage Loan Documents), to the extent the lender’s approval is required under the Mortgage Loan Documents;
(xvii)	termination or replacement of the manager of the Mortgaged Property, or the execution, termination, renewal, replacement or material modification of any management agreement, to the extent that the lender’s approval is required under the Mortgage Loan Documents;
(xviii)	the approval of any material alteration to the Mortgaged Property, to the extent the lender’s approval is required under the Mortgage Loan Documents;
(xix)	any waiver of amounts required to be deposited into lockbox, escrow or reserve accounts under the Mortgage Loan Documents, or any modification or amendment to any of the Mortgage Loan Documents that would modify the amount of funds required to be deposited into lockbox, escrow or reserve accounts established under the Mortgage Loan Documents (but excluding changes in the ordinary course of business of the amounts required to be deposited into escrow accounts for real estate taxes, insurance premiums or ground rents, if any) or any material provision concerning the disbursement of such funds;

(xx)	following an Event of Default, any exercise of remedies, including the acceleration of the Mortgage Loan or initiation of any proceedings, judicial or otherwise, under the Mortgage Loan Documents;
(xxi)	any amendment to the special purpose entity provisions in the Mortgage Loan Documents;
(xxii)	any approval of budgets relating to the Mortgaged Property; and waiver of any material Default or any Event of Default;
(xxiii)	any modification, waiver or amendment of an intercreditor agreement, co-lender agreement, participation agreement or other similar agreement with any mezzanine lender or subordinate debt holder related to the Mortgage Loan, or any action to enforce rights (or any decision not to enforce rights) with respect thereto;
(xxiv)	any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property, in each case, to the extent the Lender has discretion under the Mortgage Loan Documents; and
(xxv)	any filing of a bankruptcy or similar action against the Mortgage Loan Borrower or Guarantor or the election of any action in a bankruptcy or insolvency proceeding to seek relief from the automatic stay or dismissal of a bankruptcy filing or voting for or opposing a plan of reorganization, seeking or opposing an order for adequate protection, adequate assurance, a § 363 sale, order shortening time or similar motion of procedure in an insolvency proceeding or making an § 1111(b)(2) election on behalf of the Lenders.

Furthermore, the Servicer, if any, shall be required to deliver to the Subordinate Class Representative (if and for as long as Note A is held by the Trust) not less than ten (10) Business Days prior notice of any proposed action with respect to any Major Decision, together with the information then in the possession of the applicable Servicer (other than correspondence with or information furnished by or on behalf of the Controlling Holder) and obtained or prepared by the applicable Servicer in connection with such proposed action. Upon request of the Controlling Holder, the applicable Servicer shall make a knowledgeable servicing officer available by telephone conference during regular business hours to verbally answer questions from the Subordinate Class Representative on a Business Day (during such ten (10) Business Day period) that is reasonably convenient to the applicable Servicer and the Subordinate Class Representative. Upon request of the Subordinate Class Representative, the Controlling Holder

shall exercise its right under the preceding sentence and otherwise reasonably cooperate in the arrangement of such telephone conference. If the applicable Servicer refers to the Controlling Holder a request from the Subordinate Class Representative to have such a telephone conference, the Controlling Holder shall promptly confirm to the applicable Servicer that it may proceed with such telephone conference. The Controlling Holder shall be entitled but not obligated to be present and otherwise participate in such telephone conference, and shall not have any obligation to answer questions. The applicable Servicer shall have no duty to the Trust, the holders of the Controlling Class, the Subordinate Class Representative or any other Person to receive, consider or accept any advice from the Subordinate Class Representative. The applicable Servicer shall not take any action, or alter any proposed action, in response to a communication from the Subordinate Class Representative unless the Controlling Holder has approved the same or the applicable Servicer determines (and furnishes a written explanation to the Controlling Holder) that no other action complies with the Servicing Standard.

If any proposed action set forth in Section 20(a) is disapproved by the Controlling Holder, the Servicer shall propose an alternate action (based on any counter-proposals received from the Controlling Holder, to the extent such counter-proposal is consistent with Section 20(e) or, if no such counter-proposal is received, then based on any alternate course of action that the Servicer may deem appropriate) until the approval of the Controlling Holder is obtained; provided that if the Servicer and Controlling Holder do not agree on a proposed course of action within sixty (60) days after the date on which the Servicer first proposed a course of action, then the Servicer shall (x) unless the succeeding clause (y) is applicable, take such action as it deems appropriate in accordance with the Servicing Standard or (y) if the Controlling Holder provides direction, to take such action as the Controlling Holder shall direct, subject in either case to Section 20(e) and its obligation under the Servicing Agreement to follow the Servicing Standard.

Notwithstanding the foregoing, if the Servicer determines in accordance with the Servicing Standard that immediate action is necessary to protect the interests of the Note A Holders and the Note B Holder (as a collective whole), the Servicer may take any such action without waiting for the Controlling Holder’s response. As used in clauses (v) and (ix) above, the term “material discretion” shall mean that the relevant decision regarding the release of collateral or the acceptance of substitute or additional collateral, as applicable, is in the discretion of the mortgagee, and such decision need not be based upon the satisfaction of specified objective conditions, the satisfactory delivery of certain factual evidence or opinions or the satisfaction of any other specified objective criteria that is set forth in the related Mortgage Loan Documents.

Upon reasonable request, the Note A Holders shall provide, or cause any applicable Special Servicer to provide, the Controlling Holder and the Subordinate Class Representative with any information in the possession of the Note A Holders or such Special Servicer with respect to such matters, including, without limitation, its reasons for a proposed action.

The Note A Holders or the applicable Servicer shall notify the Holders of any release or substitution of collateral for the Mortgage Loan even if such release or substitution is in accordance with the Mortgage Loan.

Any amounts funded by the Servicer or any Trustee on behalf of any Note Holder pursuant hereto, under the Mortgage Loan Documents as a result of (1) the making of any protective Advances or (2) interest accruals or accretions and any compounding thereof (including default interest) with respect to the Note shall not at any time be deemed to contravene this subsection.

(b)               Appraisal Reduction Amounts shall be allocated to reduce first, the Note B Principal Balance and the Note A Principal Balance (on a pro rata and pari passu basis), in that order, in each case up to the outstanding amount thereof, for purposes of determining the identity of the Controlling Holder. The Special Servicer, or if there is no Special Servicer, the Servicer, shall give written notice to the Controlling Holder of any Appraisal Reduction Amounts calculated with respect to the Mortgage Loan and any allocation thereof to reduce the Principal Balance of such Holder. If at any time an Appraisal Reduction Amount exists that would result in a Control Appraisal Event, the Holder that is being replaced as the Controlling Holder shall have the right within thirty (30) days of such Appraisal Reduction Amount to obtain and deliver an Appraisal from a nationally recognized appraisal firm, or to direct any applicable Special Servicer to obtain and deliver (at the cost of the party requesting such appraisal), to the Servicer, the Controlling Holder and any Trustee, as applicable, an appraisal that satisfies the requirements for any such appraisal as set forth in the Servicing Agreement, and upon receipt of such new appraisal, any Special Servicer, and if there is no Special Servicer, the Servicer, shall recalculate the Appraisal Reduction Amount in respect of the Mortgage Loan based on such new appraisal obtained by the Holder that is being replaced as the Controlling Holder or such Special Servicer and shall notify any applicable Trustee, the Master Servicer and the applicable Controlling Holder of such recalculated Appraisal Reduction Amount. Note A Holders shall obtain either a new appraisal or letter updates to each third party appraisal from a nationally recognized appraisal firm at the request from time to time of the Note B Holder, at its expense and shall send all such new appraisals or letter updates to the Rating Agencies and Note B Holder. If, as a result of such calculation based on the new appraisal or update, a Control Appraisal Event then in effect shall no longer be deemed to exist, then Note B Holder shall be reinstated as Controlling Holder. Until such time as such new appraisal is obtained by the Holder that is being replaced as the Controlling Holder or any applicable Special Servicer and the recalculation of the Appraisal Reduction Amount has been made (it being agreed that such recalculation shall be done no later than three (3) Business Days following receipt of such new appraisal), the original Control Appraisal Event shall remain in effect.

(c)                Notwithstanding the foregoing, the Controlling Holder shall be entitled to avoid a Control Appraisal Event caused by application of an Appraisal Reduction Amount upon satisfaction of the following conditions (which such satisfaction must be completed within thirty (30) days of the receipt of a third party Appraisal (or an update thereto) that indicates such Control Appraisal Event has occurred): (i) such Controlling Holder shall have delivered as a supplement to the appraised value of the Mortgaged Property, in the amount specified in clause (ii) below, to be held by or on behalf of the Master Servicer or any Special Servicer (in each case together with documentation reasonably acceptable to the Master Servicer or any Special Servicer in accordance with the Servicing Standard to create and perfect a first priority security interest in favor of the Trust in such collateral) (a) cash collateral for the benefit of the any applicable Trustee or (b) an unconditional and irrevocable standby letter of credit payable on sight demand (with the Trustee as beneficiary), in form reasonably acceptable to the Master Servicer or Special Servicer, as the case may be, issued by a domestic bank or other financial institution the long term unsecured debt obligations of which are rated at least “AA” by S&P and

“Aa2” by Moody’s or the short term obligations of which are rated at least “A-1+” by S&P and “P-1” by Moody’s (either (a) or (b), the “Threshold Event Collateral”), and (ii) the Threshold Event Collateral shall be in an amount which, when added to the appraised value of the Mortgaged Property as determined pursuant to the Servicing Agreement, would cause the applicable Control Appraisal Event not to occur. If the requirements of this paragraph are satisfied by the Controlling Holder (a “Threshold Event Cure”), no Control Appraisal Event caused by application of an Appraisal Reduction Amount shall be deemed to have occurred. If a letter of credit is furnished as Threshold Event Collateral, the applicable Controlling Holder shall be required to renew such letter of credit not later than thirty (30) days prior to expiration thereof or to replace such letter of credit with a substitute letter of credit or other Threshold Event Collateral with an expiration date that is greater than forty-five (45) days from the date of substitution or if the long or short term ratings of the letter of credit provider, as applicable, fall below the minimum requirements provided above, replace such letter of credit within thirty (30) days of such downgrade with a replacement letter from an issuer meeting the rating requirements; provided, however, that, if a letter of credit is not renewed prior to thirty (30) days prior to the expiration date of such letter of credit or replaced within thirty (30) days of such downgrade, the letter of credit shall provide that the Master Servicer or Special Servicer, as the case may be, may (and at the direction of the applicable Controlling Holder, shall) draw upon such letter of credit and hold the proceeds thereof as Threshold Event Collateral. The Threshold Event Cure shall continue until (i) the appraised value of the Mortgaged Property plus the value of the Threshold Event Collateral would not be sufficient to prevent a Control Appraisal Event from occurring, unless the Controlling Holder provides sufficient additional Threshold Event Collateral to eliminate the deficiency; or (ii) the occurrence of a Final Recovery Determination. If the appraised value of the Mortgaged Property, upon any redetermination thereof, is sufficient to avoid the occurrence of a Control Appraisal Event without taking into consideration any, or some portion of, Threshold Event Collateral previously delivered by the Controlling Holder, any or such portion of Threshold Event Collateral held by any Trustee, the Master Servicer or any Special Servicer shall promptly be returned to such Controlling Holder (at its sole expense). Upon a Final Recovery Determination with respect to the Mortgage Loan, such Threshold Event Collateral shall be available to reimburse the Note A Holders and the Trust, if any, for any realized loss with respect to the Mortgage Loan after application of the net proceeds of liquidation, not in excess of the Note A Principal Balance, plus accrued and unpaid interest thereon at the applicable interest rate and all other Costs reimbursable under this Agreement and under the Servicing Agreement, and to the extent not so utilized, such Threshold Event Collateral shall be returned to the Note B Holder. Any Threshold Event Collateral shall be treated as an “outside reserve fund” for purposes of the REMIC Provisions, and such property (and the right to reimbursement of any amounts with respect thereto from a REMIC) shall be beneficially owned by the Controlling Holder that posted such Threshold Event Collateral, who shall be taxable on all income with respect thereto. The entire amount of Threshold Event Collateral, without a haircut or other reduction, shall be considered in determining the sufficiency of such Threshold Event Collateral to avoid a Control Appraisal Event.

(d)               The term “Controlling Holder” shall mean as of any date of determination, (i) the Note B Holder, unless (x) a Control Appraisal Event has occurred and is continuing or (y) the Note B Holder is a Mortgage Loan Borrower Related Party, or (ii) if a Control Appraisal Event has occurred and is continuing with respect to Note B, or if the Note B Holder is a Mortgage Loan Borrower Related Party, the Note A-1 Holder. As of the Closing Date, the Controlling

Holder will be the Note B Holder. The term “Non-Controlling Holder” shall mean the Holder that is not the Controlling Holder. If more than one Person shall hold a direct interest in Note B, the holder(s) of more than fifty percent (50%) of the principal amount of each of Note B (or if none of the Persons holding a direct interest own more than fifty percent (50%), then the holder of a plurality of such interests) shall designate by written notice to the Note A Holders one of such Persons (the “Majority Note B Holder”) to act on behalf of all such Persons holding an interest in Note B. The Majority Note B Holder shall have the sole right to receive any notices which are required to be given or which may be given to the Note B Holder pursuant to this Agreement and to exercise the rights and power given to the Note B Holder hereunder subject to Section 9 of this Agreement, including any approval rights of the Note B Holder; provided, that until the Majority Note B Holder has been so designated, the last Person known to the Note A Holders to hold more than a fifty percent (50%) direct interest in Note B (or if none of the Persons holding a direct interest own more than fifty percent (50%), then the last Person known to the Note A Holders to hold a plurality of such interests) shall be deemed to be the Majority Note B Holder. Once the Majority Note B Holder has been designated hereunder, the Note A Holders shall be entitled to rely on such designation until it has received written notice from the holder(s) of more than fifty percent (50%) of the principal amount of Note B (or if none of the Persons holding a direct interest own more than fifty percent (50%), then the Person holding a plurality of such interests) of the designation of a different Person to act as the Majority Note B Holder. If any Mortgage Loan Borrower Related Party owns the entirety of Note B, then the Note B Holder shall not qualify as the Controlling Holder and the Note A-1 Holder shall be the Controlling Holder, and if any Mortgage Loan Borrower Related Party owns any portion of Note B, then for purposes of determining which Person controls Note B, the ownership interest of such Person shall be deemed to be zero, and the owners of more than fifty percent (50%) of the remaining interests in Note B shall be deemed to be the Controlling Holder. No reference set forth in this Agreement to the ownership of any interest in a Note by any Mortgage Loan Borrower Related Party shall be construed to limit Section 16(a) of this Agreement. In no event may any Mortgage Loan Borrower Related Party be the Controlling Holder.

(e)                Notwithstanding anything herein to the contrary, no advice, direction or objection from or by the Controlling Holder, as contemplated by Section 20(a) hereof, may (and the Note A Holders and any Servicer shall ignore and act without regard to any such advice, direction or objection that the Note A Holders or the Servicer has determined, in its reasonable, good faith judgment, will) require or cause the Note A Holders or the Servicer to violate any provision of this Agreement, the Mortgage Loan Documents or the Servicing Agreement (including any REMIC provisions), including each Servicer’ s obligation to act in accordance with the Servicing Standard.

(f)                No Controlling Holder or Directing Holder shall owe any fiduciary duty to any Trustee, the Servicer, any Special Servicer, any certificate holder in any Securitization, or the other Holder. No Controlling Holder or Directing Holder shall have any liability to any Trustee, the Servicer, any Special Servicer, any certificate holder in a Securitization or the other Holder for any action taken, or for refraining from the taking of any action or the giving of any consent or for errors in judgment; provided, however, that the Controlling Holder and the Directing Holder will not be protected against any liability which would otherwise be imposed by reason of willful misconduct or gross negligence or breach of this Agreement on the part of such party. By its acceptance of a Mortgage Note, each Holder shall be deemed to have confirmed its understanding that (i) a Controlling Holder and the Directing Holder may take or refrain from taking, in good faith pursuant to this Agreement, any actions that favor its interests or those of its Affiliates over those of the other Holder, (ii) a Controlling Holder and the Directing Holder may have special relationships and interests that conflict with the interest of the other Holder and shall be deemed to have agreed to take no action against a Controlling Holder, the Directing Holder or any of their officers, directors, employees, principals or agents as a result of such a special relationships or conflicts, and (iii) no Controlling Holder or Directing Holder shall be liable by reason of its having acted or refrained from acting in good faith solely in its interest or in the interest of its Affiliates.

(g)               The Controlling Holder may designate, in writing, a Directing Holder or other representative (other than a Mortgage Loan Borrower Related Party) to exercise its rights and powers under this Section 20 or otherwise under this Agreement (with copies of such writing to be delivered to each of the other parties hereto). Such designation shall remain in effect until it is revoked by the Controlling Holder by a writing delivered to each of the other parties hereto. If the Controlling Holder is comprised of more than one Person such Persons may designate by written notice to the Note A Holders, and each party to a Servicing Agreement, a Person to act as the Directing Holder on behalf of such Controlling Holder. Such notice shall include the name, address and other contact information of the Directing Holder. The Directing Holder shall have the sole right to receive any notices which are required to be given or which may be given to the Note B Holder pursuant to this Agreement and to exercise the rights and power given to the Note B Holder hereunder, including any approval rights of the Controlling Holder. Once a Directing Holder has been designated hereunder, the Note A Holders shall be entitled to rely on such designation until it has received written notice from the Controlling Holder of the designation of a different Person to act as the Directing Holder. Notwithstanding the foregoing, in no event shall the Mortgage Loan Borrower or an Affiliate thereof be permitted to act as the Directing Holder. As of the Closing Date, the Directing Holder will be the Note B Holder.

(h)               The Non-Controlling Holders shall be entitled to receive, upon request made to the appropriate party thereto, a copy of any notice or report required to be delivered (upon request or otherwise) by such party to the Controlling Holder. Any such party shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing such copies.

(i)                 Upon determining that a Servicing Transfer Event has occurred with respect to the Mortgage Loan, the Master Servicer shall promptly notify each Holder of the Mortgage Loan (and the Lead Securitization Note Holder shall direct the Master Servicer in the Servicing Agreement to deliver such notice).

(j)                 Pursuant to the terms of the Servicing Agreement, the Controlling Holder may at any time and from time to time replace any existing Special Servicer with respect to the Mortgage Loan with any other person that is a Qualified Servicer and that makes the representations, warranties, and covenants set forth in such Servicing Agreement. The Controlling Holder shall designate a person to serve as replacement Special Servicer by delivering to the other Holders, the Master Servicer and such existing Special Servicer a written notice stating such designation and by satisfying the other conditions required under the Servicing Agreement; provided, that if a Note A is not an asset of the Trust created pursuant to such Securitization Servicing Agreement, the applicable Note A Controlling Holder shall have the right to approve such replacement Special Servicer if such replacement Special Servicer is not a Qualified Servicer (which approval will not be unreasonably withheld, conditioned or delayed). The Controlling Holder shall promptly pay any expenses incurred by the Note A Holders in connection with such replacement. The Controlling Holder shall notify the other parties hereto of any termination of any Special Servicer and appointment of a new Special Servicer in accordance with this Section 20. If the Controlling Holder has not appointed a Special Servicer with respect to the Mortgage Loan, then the Special Servicer designated in the Servicing Agreement shall be the Special Servicer.

(k)               If the Note A-1 Holder is required to act as Controlling Holder under this Agreement or the Servicing Agreement, the Special Servicer, if any, will (i) notify the Note A-1 Holder that such action is required, (ii) provide written direction to the Note A-1 Holder to vote on such action and (iii) provide any information which is reasonably requested by the Note A-1 Holder and is in the possession of such Special Servicer to enable the Note A-1 Holder to vote.

21.              No Pledge or Loan. This Agreement shall not be deemed to represent a pledge of any interest in the Mortgage Loan by any Holder to another Holder, or a loan from any Holder to any other Holder. Except as otherwise provided in this Agreement and the Servicing Agreement, the Note B Holder shall not have a separate interest in any property taken as security for the Mortgage Loan except by virtue of being a lender under the Loan Agreement; provided, however, that if any such property or the proceeds thereof shall be applied in respect of payments due under the Mortgage Loan, then the Note B Holder shall be entitled to receive its share of such application in accordance with the terms of this Agreement and/or the Servicing Agreement. The Holders acknowledge and agree that the Mortgage Loan represents a single “claim” under Section 101 of the Bankruptcy Code, and that the Note B Holder shall not be a separate creditor of the Mortgage Loan Borrower under the Bankruptcy Code, or that if Note B is construed to represent a single or separate such “claim,” that the Note B Holder shall be deemed to have assigned such claim to the Note A Holders.

22.              Governing Law; Waiver of Jury Trial. The parties agree that the State of New York has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects, including, without limitation, matters of construction, validity and performance, this Agreement and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed in such State and any applicable law of the United States of America. Each of the parties hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

23.              Modifications, Waiver in Writing.

(a)                This Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by the parties hereto. The party seeking modification of this Agreement shall be solely responsible for any and all expenses that may arise in order to modify this Agreement. Additionally, from and after a Securitization, this Agreement shall not be amended or modified without first (a) receiving an opinion of counsel experienced in REMIC matters that such amendment or modification will not adversely affect the REMIC status of any

Note in such Securitization and this Agreement, except for amendments pursuant to Section 23(b), (b) if such modification, cancellation or termination would adversely affect the rights or materially affect the duties of the Servicer or any Trustee, receiving the written consent of such affected party and (c) receiving a Rating Agency Confirmation from each Rating Agency then rating any securities issued in a Securitization (provided, however, no such confirmation from the Rating Agencies or REMIC opinion shall be required in connection with a modification (i) to cure any ambiguity, to correct an error or supplement any provisions herein that may be defective or inconsistent with any other provisions herein or with the Securitization Servicing Agreement, (ii) to make other provisions with respect to matters or questions arising under this Agreement, which shall not be inconsistent with the provisions of this Agreement or (iii) if and to the extent that it would be deemed given or not required pursuant to the definition of Rating Agency Confirmation in the Securitization Servicing Agreement. The Servicer shall provide each Rating Agency with a copy of any amendment or modification of this Agreement.

(b)               Each Note A Holder, prior to Securitization of the related Note, shall have the right, subject to the terms of the Mortgage Loan Documents, to cause the Mortgage Loan lender to execute amended and restated or additional notes reallocating the principal of its Note to such new notes, provided that (i) the aggregate principal balance and notional balance of all outstanding notes following such amendments are no greater than the aggregate principal balance and notional balance of such Note prior to such amendments, (ii) all notes representing the new notes continue to have the same weighted average interest rate as the weighted average interest rate of the notes representing such Note prior to such amendments, (iii) the Holder holding the applicable Note notifies any Trustee, the Master Servicer and/or any Special Servicer, if any, and the other Holders in writing of such modified allocations and principal amounts (it being understood that no consent by such parties is required for any such allocations), (iv) such modifications shall not affect the definition of Control Appraisal Event and shall not change the provisions relating to when the Note A-1 Holder would become the Controlling Party and (v) the execution of such amendments and new notes does not have an adverse effect on any other Notes or on the REMIC created by any applicable Securitization Servicing Agreement.

24.              Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, that no successors or assigns of the Note A Holders (other than any assignee that becomes a party to this Agreement following a Transfer that is not pursuant to a Securitization) shall have any liability for a breach of representation or warranty set forth in this Agreement. Each of the Servicer and any Trustee under any applicable Securitization Servicing Agreement is an intended third-party beneficiary of this Agreement and such liability shall remain with a Note A Holder to the extent a Note A Holder has breached such representation or warranty. Except as provided in the preceding sentence, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto or a successor or assign of a party hereto. In no event shall any Mortgage Loan Borrower Related Party hold or exercise the rights and benefits of the Controlling Holder or Directing Holder provided herein and in the Servicing Agreement.

25.              Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument.

26.              Captions. The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of the paragraphs and shall not be given any consideration in the construction of this Agreement.

27.              Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable laws, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

28.              Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter contained in this Agreement and supersedes all prior agreements, understandings and negotiations between the parties.

29.              Notices. All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) overnight delivery service, with proof of attempted delivery, or (d) by facsimile provided that such facsimile notice must also be delivered by one of the means set forth in (a), (b) or (c) above, addressed to the respective parties at their addresses set forth on Exhibit C attached hereto and made a part hereof, or at such other address as any party shall hereafter inform the other party by written notice given as aforesaid. A copy of all notices, consents, approvals and requests directed to the Note B Holder and the Note A Holders shall be delivered concurrently to each Person (not to exceed four (4) in the aggregate) designated by each of the Note B Holder and the Note A Holders. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery; (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; (c) in the case of overnight prepaid delivery upon the first attempted delivery on a Business Day; or (d) in the case of facsimile, upon receipt of transmission, provided that such facsimile notice was also delivered as required in this Section. A party receiving a notice which does not comply with the technical requirements for notice under this Section may elect to waive any deficiencies and treat the notice as having been properly given.

Prior to the Securitization of a Note, all notices, reports, information or other deliverables required to be delivered to the related Note Holder pursuant to this Agreement or the Lead Securitization Servicing Agreement only need to be delivered to the related Note Holder and, when so delivered to such Note Holder, the Note Holder effecting such delivery shall be deemed to have satisfied its delivery obligations with respect to such items hereunder or under the Lead Securitization Servicing Agreement. Following the Securitization of a Note, all notices, reports, information or other deliverables required to be delivered to the related Note Holder pursuant to this Agreement or the Lead Securitization Servicing Agreement shall be delivered to the master servicer and the special servicer with respect to such Securitization (who then may forward such items to the party entitled to receive such items as and to the extent provided in the related Securitization Servicing Agreement) and, when so delivered to such master servicer and the special servicer, the Note Holder effecting such delivery shall be deemed to have satisfied its delivery obligations with respect to such items hereunder or under the Lead Securitization Servicing Agreement.

30.              Custody of Mortgage Loan Documents.

(a)                The original Mortgage Loan Documents (other than the Notes) shall be held by a custodian appointed by Note A-1 Holder (and reasonably acceptable to Note B Holder) to act as custodian solely for the benefit of and on behalf of the Holders pursuant to the terms and conditions set forth herein (such appointee, acting in its capacity as custodian, as applicable, the “Custodian”). The Note A-1 Holder hereby appoints Wells Fargo Bank, National Association, a national banking association, as the initial Custodian of the Mortgage Loan Documents, and Wells Fargo Bank, National Association hereby accepts such appointment as Custodian of the Mortgage Loan Documents pursuant to the terms and conditions of this Agreement.

(b)               The Holders shall deliver, or cause to be delivered, the Mortgage Loan Documents, other than their respective Notes, together with appropriate endorsements and other documentation sufficient under the Mortgage Loan Documents to transfer the Mortgage Loan Documents, to the Custodian for the benefit of and on behalf of the Holders.

(c)                The Custodian, not in its individual capacity but solely as Custodian for the benefit of and on behalf of the Holders, hereby acknowledges the sale and assignment of the Mortgage Loan Documents by the Holders to the Custodian for the benefit of the Holders pursuant to this Agreement. The Custodian will hold legal title to the Mortgage Loan Documents delivered to it pursuant to this Section 30, solely for the benefit of and on behalf of the Holders. The Custodian acknowledges that if the Custodian is subject to any bankruptcy or similar proceeding, the Mortgage Loan shall not be an asset of its estate.

(d)               The Custodian shall retain possession and custody of the Mortgage Loan Documents in accordance with and subject to the terms and conditions set forth herein.

(e)                The Holders agree and acknowledge that the Custodian shall be entitled to reimbursement of such other matters in accordance with the terms of this Agreement (including, but not limited to, modifications and amendments, reasonable legal costs, postage, copy fees, and courier charges), such fees and reimbursement shall be paid by the Holders in accordance with their respective Percentage Interests (except as otherwise provided in this Agreement). Invoices for reimbursement shall be delivered to the Servicer, if any, with a copy to each Holder at the address provided on Exhibit C.

(f)                Upon reasonable prior notice to the Custodian, the Holders and their respective agents, accountants, attorneys and auditors will be permitted during normal business hours to examine the Mortgage Loan Documents, records and other papers in the possession of or under the control of the Custodian relating to the Mortgage Loan. The examining Holder will promptly reimburse the Custodian for reasonable out-of-pocket expenses incurred by the Custodian in connection with any such examination.

(g)               Neither the Custodian nor any of its directors, officers, agents or employees, shall be liable for any action taken or omitted to be taken by it or them hereunder except for its or their own gross negligence, lack of good faith or willful misconduct. In no event shall the Custodian or its directors, officers, agents and employees be held liable for any special, indirect or consequential damages resulting from any action taken or omitted to be taken by it or them hereunder or in connection herewith in good faith and reasonably believed by it or them to be within the purview of this Agreement.

(h)               Except upon determination that the duties of the Custodian are no longer permissible under applicable law (as evidenced by an opinion of counsel delivered to the Holders at the expense of the resigning Custodian), the Custodian shall not resign without giving each of the Holders sixty (60) days prior written notice thereof (or such lesser notice as may be acceptable to all the Holders). No resignation of the Custodian shall be effective until a new Custodian shall have been appointed hereunder and legal title to the Mortgage Loan Documents shall have been transferred to such replacement Custodian not in its individual capacity but solely as Custodian for the benefit of and on behalf of the Holders.

(i)                 Upon payment in full or any other agreed upon settled amount of the Mortgage Loan, and upon receipt by the Custodian of a request for release from the Servicer stating that the Mortgage Loan has been paid in full, the Custodian shall promptly release the related Mortgage Loan Documents to the Servicer or its agent.

(j)                 On and after the closing of the Lead Securitization, the originals of all of the Mortgage Loan Documents (other than the originals of the Non-Lead Notes) shall be held by the Trustee through a duly appointed custodian therefor, in accordance with the terms of the Lead Securitization Servicing Agreement, on behalf of the registered holders of the Notes; provided that if the First Securitization is not the Note A-1 Securitization, (i) the originals of all of the Mortgage Loan Documents (other than the Notes not included in the First Securitization) shall be transferred to and held by the Trustee (of the First Securitization) through a duly appointed custodian therefor under the First Securitization, on behalf of the registered holders of the Notes, until the Note A-1 Securitization date, on which date, the originals of all of the Mortgage Loan Documents (other than the Non-Lead Notes) shall be transferred to and held in the name of the Trustee (by a duly appointed custodian therefor) under the Note A-1 PSA on behalf of the registered holders of the Notes; and (ii) all Mortgage Loan Documents (other than the Note that is deposited into the First Securitization) shall not be recorded or filed to reflect the name of the trustee under the Securitization Servicing Agreement for the First Securitization (except to the extent specifically provided for in the Securitization Servicing Agreement for the First Securitization).

31.              Termination. This Agreement and the respective obligations and responsibilities of the parties under this Agreement shall terminate upon (a) mutual agreement by the parties hereto, evidenced in writing; (b) defeasance of the Mortgage Loan in full; thirty (30) days after each of the Notes is paid in full; or payment (or provision for payment) to the Holders of all amounts held by or on behalf of the Servicer and required under the Servicing Agreement, to be so paid on the last Master Servicer Remittance Date following final payment or other liquidation (or any advance with respect thereto) of the Mortgage Loan or the Mortgaged Property.

32.              Statement of Intent. It is the intention of the parties hereto that, for purposes of federal income taxes, state and local income and franchise taxes and any other taxes imposed upon, measured by or based upon gross or net income, this Agreement shall be treated as a grantor trust. Each of the Note A Holders and the Note B Holder agrees that, unless otherwise required by appropriate tax authorities, such noteholder shall file or cause to be filed its own annual or other necessary returns, reports and other forms consistent with such intended characterization. If the Internal Revenue Service characterizes this Agreement as a partnership for federal income tax purposes, the Note B Holder authorizes and directs the Note A Holdesr to elect out of partnership accounting pursuant to Treasury Regulations Section 1.761-2, and agrees to file its own tax returns and reports in a manner consistent with such election.

33.              Withholding Taxes.

(a)                If the Servicer or the Mortgage Loan Borrower shall be required by law to deduct and withhold Taxes from interest, fees or other amounts payable to a Holder with respect to the Mortgage Loan as a result of such Holder constituting a Non-Exempt Person, the Servicer shall be entitled to do so with respect to such Holder’s interest in such payment (all withheld amounts being deemed paid to such Holder), provided that the Servicer shall furnish such Holder with a statement setting forth the amount of Taxes withheld, the applicable rate and other information which may reasonably be requested for purposes of assisting such Holder to seek any allowable credits or deductions for the Taxes so withheld in each jurisdiction in which such Holder is subject to tax.

(b)               Each Holder shall and hereby agrees to indemnify the Servicer against and hold the Servicer harmless from and against any Taxes, interest, penalties and attorneys’ fees and disbursements arising or resulting from any failure of the Servicer to withhold Taxes from payment made to such Holder in reliance upon any representation, certificate, statement, document or instrument made or provided by such Holder in connection with the withholding of Taxes from payments made to such Holder, it being expressly understood and agreed that (i) the Servicer shall be absolutely and unconditionally entitled to accept any such representation, certificate, statement, document or instrument as being true and correct in all respects and to fully rely thereon without any obligation or responsibility to investigate or to make any inquiries with respect to the accuracy, veracity, correctness or validity of the same, except as otherwise required under applicable law, and (ii) such Holder shall, upon request of the Servicer and at its sole cost and expense, defend any claim or action relating to the foregoing indemnification using counsel selected by such Holder and reasonably acceptable to the Servicer. The Person that is the Holder at any particular time shall not be liable under this Section 33 with respect to any predecessor or successor Holder.

(c)                Each Holder represents to the Servicer as of the date hereof that it is not a Non Exempt Person and that neither the Servicer nor the Mortgage Loan Borrower is obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mortgage Loan or otherwise pursuant to this Agreement. Contemporaneously with the execution of this Agreement and from time to time as necessary during the term of this Agreement, each Holder shall deliver to the Servicer evidence satisfactory to the Servicer substantiating that it is not a Non-Exempt Person and that the Servicer is not obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mortgage Loan or otherwise under this Agreement, unless there is a change in law after the date that such Holder became a party hereto. Without limiting the effect of the foregoing, (a) if a Holder is created or organized under the laws of the United States, any state thereof or the District of Columbia, it shall satisfy the requirements of the preceding sentence by furnishing to the Servicer an Internal Revenue Service Form W-9, or successor form, and (b) if a Holder is not created or organized under the laws of the United States, any state thereof or the District of Columbia, and if the payment of interest or other amounts by the Mortgage Loan Borrower is treated for United States income tax purposes as derived in whole or part from sources within the United States, such Holder shall satisfy the requirements of the preceding sentence by furnishing to the Servicer Internal Revenue Service Form W-8EXP, W8ECI, Form W-8IMY (with appropriate attachments) or Form W-8BEN, or successor forms, as may be required from time to time, duly executed by such Holder, as evidence of such Holder’s entitlement to exemption from or reduction in the withholding of United States tax with respect thereto. The Servicer shall not be obligated to make any payment hereunder to any Holder until such Holder shall have furnished to the Servicer the requested forms, certificates, statements or documents.

34.              Effect of this Agreement. This Agreement amends, restates and supersedes the Original Agreement in its entirety as of the date hereof.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, each of the Note A Holders and the Note B Holder has caused this Agreement to be duly executed as of the day and year first above written.

NOTE A-1 HOLDER:

WELLS FARGO BANK, NATIOASSOCIATIONNAL

By:	/s/ Jeffrey L. Cirillo
Name: Jeffrey L. Cirillo
Title: Managing Director

NOTE A-2 HOLDER:

WELLS FARGO BANK, NATIONAL
ASSOCIATION

By:	/s/ Jeffrey L. Cirillo
Name: Jeffrey L. Cirillo
Title: Managing Director

NOTE A-3 HOLDER:

WELLS FARGO BANK, NATIONAL
ASSOCIATION

By:	/s/ Jeffrey L. Cirillo
Name: Jeffrey L. Cirillo
Title: Managing Director

[Signature Page to Co-Lender Agreement]

NOTE A-4 HOLDER:

COLUMN FINANCIAL, INC., a Delaware
corporation

By:	/s/ David Tusty
Name:	David Tusty
Title:	Authorized Signatory

[Signature Page to Co-Lender Agreement]

NOTE A-5 HOLDER:

WELLS FARGO BANK, NATIONAL
ASSOCIATION

By:	/s/ Jeffrey L. Cirillo
Name:	Jeffrey L. Cirillo
Title:	Managing Director

[Signature Page to Co-Lender Agreement]

B-NOTE HOLDER:

KSL CAPITAL PARTNERS CO TRUST II,
a Maryland business trust

By:	/s/ Steven S. Siegel
Name:	Steven S. Siegel
Title:	Chief Operating Officer

[END OF SIGNATURES]

[Signature Page to Co-Lender]

EXHIBIT A

MORTGAGE LOAN SCHEDULE

A.       Description of Mortgage Loan:

Mortgage Loan Borrower:	GWGG, LLC, a Delaware limited liability company
Date of Mortgage Loan:	March 11, 2019
Date of Notes:	Notes A-1, A-2, A-3, A-4 and A-5 – March 13, 2019 Note B-1 – March 11, 2019
Initial Principal Amount of Mortgage Loan:	$170,000,000.00
Location of Mortgaged Property:	Garden Grove, Orange County, California
Current Use of Mortgaged Property:	Exclusively as a hotel, waterpark, arcade, miniature golf, salon, restaurants, conference room, meeting space, for entertainment and other appurtenant and related uses.
Mortgage Interest Rate:	a rate per annum equal to (i) 5.233% with respect to Notes A-1, A-2, A-3, A-4 and A-5 and (ii) 10.75% with respect to Note B-1
Mortgage Loan Default Rate:	A rate per annum equal to the lesser of (i) the Maximum Legal Rate, or (ii) the sum of (a) the Interest Rate and (b) four percent (4%).
Maturity Date:	March 11, 2029

B.       Description of Notes:

Note A-1 Principal Balance:	$30,000,000.00
Note A-2 Principal Balance:	$25,000.000.00
Note A-3 Principal Balance:	$25,000.000.00
Note A-4 Principal Balance:	$50,000.000.00
Note A-5 Principal Balance:	$20,000.000.00

A-1

Note B-1 Principal Balance:	$20,000,000.00
Note A Interest Rate:	5.233%
Note B Interest Rate:	10.75%
Note A Default Interest Rate:	A rate per annum equal to the lesser of (i) the Maximum Legal Rate, or (ii) the sum of (a) the Note A Interest Rate and (b) four percent (4%).
Note B Default Interest Rate:	A rate per annum equal to the lesser of (i) the Maximum Legal Rate, or (ii) the sum of (a) the Note B Interest Rate and (b) four percent (4%).

A-2

EXHIBIT B

PERMITTED FUND MANAGERS

1.	KSL Capital Partners, LLC
2.	iStar Financial Inc.
3.	Archon Capital, L.P.
4.	Goldman, Sachs & Co.
5.	The Blackstone Group International Ltd.
6.	Apollo Global Real Estate
7.	Colony Capital, Inc.
8.	Praedium Group
9.	Fortress Investment Group LLC
10.	Lonestar Funds
11.	One William Street Capital Management, L.P.
12.	Clarion Partners
13.	Walton Street Capital, LLC
14.	Starwood Capital Group/Starwood Financial Trust
15.	BlackRock, Inc.
16.	Ares Management
17.	Garrison Investment Group
18.	LoanCore Capital
19.	Rockpoint Group
20.	Torchlight Investors
21.	Westbrook Partners
22.	WestRiver Capital
23.	Five Mile Capital Partners, LLC

B-1

24.	Rimrock Capital Management
25.	The Macquarie Group
26.	Och Ziff Capital Management
27.	Benefit Street Partners
28.	Brookfield Asset Management
29.	DoubleLine Capital
30.	HG Vora Capital Management
31.	KKR & Co. Inc.
32.	Ladder Capital
33.	LaSalle Mortgage Real Estate Investors
34.	Mack Real Estate Group
35.	Prima Capital
36.	Rialto Capital
37.	Shelter Growth Capital
38.	Silverpeak Argentic
39.	TPG Real Estate Finance
40.	Varde Partners
41.	Waterfall Asset Management

B-2

EXHIBIT C

NOTICE, ACCOUNT INFORMATION

Note A-1 Holder, Note A-2 Holder, Note A-3 Holder and Note A-5 Holder:

Wells Fargo Commercial Mortgage Servicing
401 S. Tryon Street, 8th Floor
Charlotte, North Carolina 28202
Facsimile No.: 704-715-0034

With a copy to:

Hunton Andrews Kurth LLP
2200 Pennsylvania Avenue NW
Washington, DC 20037
Attention: Marvin Ehrlich
Facsimile No.: 202-778-2201

Note A-4 Holder:

Column Financial, Inc.
Eleven Madison Avenue
New York, New York 10010
General Counsel’s Office
Attention: Katrina Llames, Esq. and Mark Covey, Esq.
Facsimile No.: 212-743-2823

With a copy to:

Column Financial, Inc.
Eleven Madison Avenue
New York, New York 10010
Attention: M. Dante La Rocca
Facsimile No.: 646-935-8520

Note B Holder:

KSL Capital Partners Co Trust II
c/o KSL Capital Partners, LLC
100 St. Paul Street
Suite 800,
Denver, Colorado 80206
Attention: Steven Siegel
Facsimile No.: (720) 284-6401

C-1

With copies to:

c/o KSL Capital Partners, LLC
700 Canal St., 4th Floor
Stamford, CT 06902
Attention: Craig Henrich
Facsimile No.: (203) 355-1366

and to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Michael Weinberger
Facsimile No.: (212) 225-3999

C-2